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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Black Hills Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BLACK HILLS CORPORATION

Notice of 2011
Annual Meeting of Shareholders
and Proxy Statement

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2011

April 13, 2011

Dear Shareholder:

        You are invited to attend the annual meeting of shareholders of Black Hills Corporation to be held on Wednesday, May 25, 2011 at 9:30 a.m., local time, at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

  1.
  Election of four directors in Class II: David R. Emery, Rebecca B. Roberts, Warren L. Robinson and John B. Vering.

  2.
  Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year 2011.

  3.
  An advisory, non-binding resolution to approve our executive compensation.

  4.
  An advisory, non-binding vote on the frequency for which shareholders will have an advisory, non-binding vote on our executive compensation.

  5.
  Any other business that properly comes before the annual meeting.

        The enclosed proxy statement discusses the important matters to be considered at this year's meeting. Our common shareholders of record as of April 5, 2011 can vote at the annual meeting.

        Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,

ROXANN R. BASHAM Vice President—Governance and Corporate Secretary

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

        A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Wednesday, May 25, 2011, and at any adjournment of the annual meeting.

        The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

        We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson Inc. to assist us in the solicitation of proxies at an anticipated cost of $7,500 plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

        This proxy statement and the accompanying form of proxy are to be first mailed on or about April 13, 2011. Our 2010 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

        Only our shareholders of record at the close of business on April 5, 2011, will be entitled to vote at the meeting. Our outstanding voting stock as of such record date consisted of 39,408,229 shares of our common stock.

        Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to four votes, one each for the election of four directors, and the four votes may be cast for a single person or may be distributed among two, three or four persons.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Who is soliciting my proxy?

  The Board of Directors of Black Hills Corporation.

Where and when is the annual meeting?

  9:30 a.m., local time, May 25, 2011 at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota.

What am I voting on?

  •
  Election of four directors in Class II: David R. Emery, Rebecca B. Roberts, Warren L. Robinson and John B. Vering.

  •
  Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

  •
  An advisory, non-binding resolution to approve our executive compensation.

  •
  An advisory, non-binding vote on the frequency for which shareholders will have an advisory, non-binding vote on our executive compensation.

Who can vote?

  Holders of our common stock as of the close of business on the record date, April 5, 2011, can vote at our annual meeting. Each share of our common stock gets one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to four votes, one each for the election of four directors, and the four votes may be cast for a single person or may be distributed among two, three or four persons.

How do I vote?

        There are three ways to vote by proxy:

  •
  by calling the toll free telephone number on the enclosed proxy;

  •
  by using the Internet; or

  •
  by returning the enclosed proxy in the envelope provided.

  You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

  If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for directors. You can also specify whether you approve, disapprove or abstain from the other proposals.

  If you do not mark any sections, your proxy card will be voted:

  •
  in favor of the election of the directors named in Item 1; and

  •
  in favor of Items 2 and 3 and the option of One Year on Item 4.

Who will count the vote?

  Representatives of Wells Fargo Bank, N.A. will count the votes and serve as judges of the election.

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What constitutes a quorum?

  Shareholders representing at least 50 percent of our common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

What vote is needed for these proposals to be adopted?

  Item 1—Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. This means that the nominees with the largest number of votes "For" will be elected as directors, up to the maximum number of directors to be chosen at the election. A properly executed proxy marked "Withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

  Item 2—Ratification of Auditors. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2011 will be ratified if the votes cast "For" exceed the votes cast "Against." Abstentions will have no effect on such vote.

  Item 3—Advisory Vote on Executive Compensation. The advisory vote on executive compensation ("say on pay") is non-binding. However, our Board of Directors will consider shareholders to have approved our executive compensation if the number of votes cast "For" the proposal exceeds the number of votes cast "Against" the proposal. Abstentions and broker non-votes will have no effect on such vote.

  Item 4—Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation. The advisory vote on the frequency of the advisory vote on executive compensation ("say when on pay") is non-binding. However, our Board of Directors will consider the frequency receiving the greatest number of votes (every one, two or three years) as the frequency recommended by shareholders. Abstentions and broker non-votes will have no effect on such vote.

How will my shares be voted if they are held in a broker's name?

  If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors and matters related to executive compensation, including "say on pay" and "say when on pay"), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a "broker non-vote" occurs. This means that brokers may not vote your shares on the election of directors and the "say on pay" and "say when on pay" advisory votes if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What happens if I do not give my broker instructions?

  Absent your instructions, the broker will not be able to vote your shares for the election of directors and the "say on pay" and "say when on pay" advisory votes. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

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Is cumulative voting permitted for the election of directors?

  In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are four directors to be elected at the annual meeting, you could allocate 400 "For" votes (four times 100) among as few or as many of the four nominees to be voted on at the annual meeting as you choose.

  If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

What should I do now?

  You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Who conducts the proxy solicitation and how much will it cost?

  We are asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson Inc. to help us send out the proxy materials and ask for proxies. Georgeson Inc.'s fee for these services is anticipated to be $7,500, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Can I revoke my proxy?

  Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Who should I call with questions?

  If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President—Governance and Corporate Secretary, at (605) 721-1700.

When are the shareholder proposals for the annual meeting held in 2012 due?

  In order to be considered for inclusion in our proxy materials, you must submit proposals for next year's annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, on or prior to December 15, 2011.

  A shareholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice to our Corporate Secretary in accordance with Article I, Section 9 of our Bylaws. In general, our Bylaws provide that the written notice must be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our 2011 annual meeting is scheduled for

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  May 25, 2011. Ninety days prior to the first anniversary of this date will be February 25, 2012, and 120 days prior to the first anniversary of this date will be January 26, 2012.

Proposal 1

ELECTION OF DIRECTORS

        In accordance with our Bylaws and Article VI of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, four directors will be elected to Class II of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2014, and until their respective successors shall be duly elected and qualified in accordance with the Company's Bylaws.

        Three nominees for directors are presently members of our Board of Directors, and one is not. Ms. Roberts is standing for election for the first time in connection with this proxy statement and was identified by a third party search firm. The proxy attorneys will vote your stock for the election of the four nominees for directors, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxy attorneys to vote, at their discretion, for such nominees as the Governance Committee may recommend and the Board of Directors may propose to replace those who are unable to serve. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of the nominees to the Board of Directors.

        At the close of the 2011 Annual Meeting, Kay S. Jorgensen will complete her service as a member of the Black Hills Corporation Board of Directors. Following her initial election in 1992, Ms. Jorgensen provided leadership and counsel to the Board and management, throughout an extended period of growth and transformation for the Company. She served as the Board's Presiding Director from May 2006 to May 2010. The Board of Directors extends its gratitude to Ms. Jorgensen for her distinguished service and contribution to the success of Black Hills Corporation.

        The following information, including principal occupation or employment for the past five or more years and a summary of each individual's experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

The Board of Directors recommends a vote FOR the election of the following nominees:

Class II—Nominees for Election Until 2014 Annual Meeting

David R. Emery, 48, has been a director of the Company since 2004.

        Chairman, President and Chief Executive Officer of Black Hills Corporation, since 2005. Formerly held various positions with Black Hills Corporation, including President and Chief Executive Officer, President and Chief Operating Officer—Retail Business Segment and Vice President—Fuel Resources. Mr. Emery has 21 years of experience with Black Hills Corporation. Prior to joining the Company, he served as a petroleum engineer for a large independent oil and gas company.

        Mr. Emery is the only employee of the Company currently on our Board. With over 20 years of experience at our Company, he has a deep knowledge and understanding of each of our business units and related industries. An enrolled member of the Cheyenne River Sioux Tribe, supports our Company's interest in promoting diverse perspectives. He has demonstrated leadership abilities serving as our Chairman, President and Chief Executive Officer since 2005. His strategic capabilities, knowledge and industry expertise provide critical leadership to the Board.

4 PROXY

Rebecca B. Roberts, 58, is standing for election as a director for the first time.

        President of Chevron Pipe Line Company, a pipeline company transporting crude oil, refined petroleum products, liquefied petroleum gas, natural gas and chemicals within the United States, from 2006 to February 2011. Ms. Roberts will retire from Chevron effective May 1, 2011. President of Chevron Global Power Generation from 2003 to 2006. Previously a Director of Dynegy, Inc. serving as Chevron's representative from March 2006 to April 2007.

        Ms. Roberts has 37 years of experience in the energy industry. Her industry experience includes managing pipelines in North America and global pipeline projects; managing a portfolio of power plants in the United States, Asia and the Middle East; and work as a Vice President, chemist, scientist and trader in the oil and gas sectors. Her diversified energy industry experience and prior service on a public company provide an in-depth business and strategic acumen and diversity that strengthens our Board's collective qualifications, skills and experiences.

Warren L. Robinson, 61, has been a director of the Company since 2007.

        Retired. Former Executive Vice President, Treasurer and Chief Financial Officer of MDU Resources Group, Inc., a diversified energy and resources company, from 1992 to January 2006. Director of TMI Systems Design Corporation, a private manufacturer of laminate casework, since 2006.

        Mr. Robinson has 29 years of experience in the utility industry, 18 of those years with MDU Resources Group. His industry experience at MDU included regulated utility finance and operations, and oil and gas exploration and production, two critical business segments for our Company. Mr. Robinson's service as a chief executive for accounting and finance activities relating to our industries provides the necessary financial reporting expertise to serve as Chairman of our Audit Committee. His experience as an executive financial leader at a publicly traded energy company provides our Board with current knowledge and understanding of the regulated business model, and unique challenges of the geographic and regulatory environment in which we operate.

John B. Vering, 61, has been a director of the Company since 2005.

        Interim President and General Manager of Black Hills Exploration and Production, Inc., our oil and gas subsidiary, since May 2010. Managing Director of Lone Mountain Investments, Inc., oil and gas investments, since 2002. Partner in Vering Feed Yards LLC, a privately owned agricultural company, since March 2010. Previously held several executive positions in the oil and gas industry. Director of Broad Oak Energy, Inc., a privately held oil and gas exploration and production company, since 2006.

        Mr. Vering has over 30 years of experience, including executive leadership, in the oil and gas industry. He served for 23 years with Union Pacific Resources Company in several positions, including Vice President of Canadian Operations. He has direct operating experience in oil and gas transportation, marketing, and exploration and production, important business segments for our Company. His knowledge and understanding of the trans-national oil and gas business, and his executive leadership experience strengthens our Board's collective qualifications, skills and experiences. He is currently serving as Interim President and General Manager of our oil and gas subsidiary, pursuant to a consulting agreement, leading a strategic review of our oil and gas assets.

Class III—Directors with Terms Expiring at 2012 Annual Meeting

David C. Ebertz, 65, has been a director of the Company since 1998.

        President, Dave Ebertz Risk Management Consulting, a firm specializing in insurance and risk management services for schools and public entities, since 2000. Previous experience in the insurance industry.

        Mr. Ebertz resides in the Gillette, Wyoming area, the location of a substantial aggregation of our power generation assets and our coal mine. His service on various local and community boards provides

PROXY 5

insight into the political, business and regulatory concerns of Wyoming and the Northern Powder River Basin in particular. Mr. Ebertz' experience in insurance and risk management strengthens our Board's collective qualifications, skills and experiences relating to oversight of enterprise risk.

John R. Howard, 70, has been a director of the Company since 1977.

        Retired. Former President, Industrial Products, Inc., an industrial parts distributor, providing equipment and supplies to the mining and manufacturing industries, from 1992 to 2003 and Special Projects Manager for Linweld, Inc. in Lincoln, Nebraska.

        Mr. Howard is our longest serving board member, and currently is serving his last term as a director pursuant to the mandatory retirement age established in our Bylaws. His extensive experience with our Company included oversight of different management teams throughout a period of substantial growth and change in our industries. Mr. Howard's knowledge of our Company and industries strengthens our Board's collective qualifications, skills and experiences, particularly relating to corporate governance and strategic planning.

Stephen D. Newlin, 58, has been a director of the Company since 2004.

        Chairman, President and Chief Executive Officer of PolyOne Corporation, a global provider of specialized polymer materials, services and solutions, since 2006. Former President, Industrial Sector, Ecolab, Inc., a global leader of services, specialty chemicals and equipment serving industrial and institutional clients, from 2003 to 2006. Served as President and a Director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and Chief Operating Officer and Chairman from 2000 to 2001. Director of Valspar Corporation since 2007.

        Mr. Newlin has been a director of several other public company and non-profit boards in addition to those identified above. He has industry experience in chemicals, water treatment, power generation, mining, energy, petro-chemical and polymer compounds. Mr. Newlin's experience as an active chairman and chief executive officer of a public company and experience on other public company boards, provides an in-depth business, financial and strategic acumen that strengthens our Board's collective qualifications, skills and experience and enables him to be an effective Governance Committee Chairman.

Class I—Directors with Terms Expiring at 2013 Annual Meeting

Jack W. Eugster, 65, has been a director of the Company since 2004.

        Retired. Former Chairman, Chief Executive Officer and President of Musicland Stores, Inc., a retail music and home video company, from 1980 until his retirement in 2001. Currently Director of Donaldson Co., Inc. since 1993, Graco, Inc. since 2004 and Life Time Fitness, Inc. since 2009. Previously Director of Golf Galaxy, Inc. from 2000 to 2007 and Director of Shopko Stores, Inc. from 1991 to 2005, serving as Non-Executive Chairman from 2001 to 2005.

        Mr. Eugster has been a director of several other public company and non-profit boards in addition to those identified above. He has experience as chairman and chief executive officer of a high-growth public company, and other extensive experience on public company boards, including service on the board of a regulated utility. His past experience lends special expertise relating to acquisitions, divestitures and finance. Mr. Eugster provides in-depth business, financial and strategic acumen that strengthens our Board's collective qualifications, skills and experience and enables him to be an effective Compensation Committee Chairman.

Gary L. Pechota, 61, has been a director of the Company since 2007.

        President and Chief Executive Officer of DT-TRAK Consulting, Inc., a medical billing services company, since 2007. Retired from 2005 to 2007. Former Chief of Staff of the National Indian Gaming Commission from 2003 to 2005. Previously held executive positions in the cement industry, including

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serving as the chief executive officer of a publicly-traded company, and positions in finance and accounting. Currently Director of Insteel Industries, Inc. since 1998 and Texas Industries, Inc. since 2009.

        Mr. Pechota's background in finance and accounting provides the necessary expertise to serve on our Audit Committee. An enrolled member of the Rosebud Sioux Tribe, supports our Company's interest in promoting diverse perspectives, as well as expertise relating to our business interests on tribal lands. In addition, his experience as an executive leader at several companies, his public company board experience, and his knowledge of mining and extracting minerals and the associated environmental issues, strengthens our Board's collective qualifications, skills and experiences.

Thomas J. Zeller, 63, has been a director of the Company since 1997.

        Chief Executive Officer, RESPEC, a technical consulting and services firm with expertise in engineering, information technologies, and water and natural resources specializing in emerging environmental protection protocols, since January 2011 and served as President from 1995 to January 2011.

        Mr. Zeller is currently Presiding Director of our Board of Directors and is a Past Chairman of our Audit Committee. His industry experience at RESPEC relates to many of our Company's activities concerning technology, engineering and environmental matters. This expertise, in addition to his experience as an executive leader, provides valuable knowledge to our Board and strengthens its collective qualifications, skills and experiences relating to technical aspects of our Company operations and contract relationships.

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CORPORATE GOVERNANCE

        Corporate Governance Guidelines. Our Board of Directors has adopted corporate governance guidelines titled "Corporate Governance Guidelines of the Board of Directors" which set the tone for operation of our Board and assist the Board in fulfilling its obligations to shareholders and other constituencies. The guidelines lay the foundation for the Board's responsibilities, operations, leadership, organization and committee matters. The Governance Committee reviews the guidelines annually, and the guidelines may be amended at any time, upon recommendation by the Governance Committee and approval of the Board.

        Board Independence. In accordance with New York Stock Exchange rules, the Board of Directors through its Governance Committee affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. These guidelines are contained in our Policy for Director Independence, which can be found in the "Governance" section of our website (www.blackhillscorp.com/corpgov.htm). Based on these standards, the Governance Committee determined that each of the following non-employee directors and director nominee is independent and has no relationship with the Company, except as a director and shareholder of the Company:

David C. Ebertz	Jack W. Eugster	John R. Howard
Kay S. Jorgensen	Stephen D. Newlin	Gary L. Pechota
Rebecca B. Roberts	Warren L. Robinson	Thomas J. Zeller

In addition, based on such standards, the Governance Committee determined that Messrs. Emery and Vering are not independent. Mr. Emery is not independent because he is our Chairman, President and Chief Executive Officer (the "CEO"). Mr. Vering is not independent because of his role as Interim President and General Manager of our oil and gas company and our consulting contract with Lone Mountain Investments Inc., of which Mr. Vering is Managing Director.

        Board Leadership Structure. As noted above, our Board is currently comprised of ten directors, eight of which are independent. Mr. Emery has served as our Chairman of the Board and CEO since 2005, and has been a member of our Board since 2004. Mr. Emery provides strategic, operational, and technical expertise and context for the matters considered by our Board. After considering alternative board leadership structures, our Board chose to retain the ability to balance an independent Board structure with the flexibility to appoint as Chairman a CEO-Director with knowledge of and experience in the operations of our Company. At this time, our Board believes that having a single person serve as Chairman and CEO provides unified and responsible leadership for our Company.

        Our Board has been, and continues to value a high degree of Board independence. As a result, our corporate governance structure and practices promote a strong, independent Board, and include several independent oversight mechanisms, including only independent directors serving on our Audit, Compensation and Governance Committees and appointing a Presiding Director. Our Board believes these practices ensure that experienced and independent directors will continue to effectively oversee management and critical issues related to financial and operating plans, long-range strategic issues, enterprise risk and corporate integrity. All of our Board Committees may seek legal, financial or other expert advice from a source independent of management.

        Our Board annually appoints a Presiding Director. Thomas J. Zeller is our current Presiding Director and has served in this role since May 2010. The responsibilities of Presiding Director, as provided in the Board's Governance Guidelines, are to chair executive sessions of the independent directors and communicate the Board's annual evaluation of the CEO. The Presiding Director, together with the independent directors, establishes the agenda for executive sessions, which are held at each regular Board meeting. The Presiding Director serves as a liaison between the independent members of

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the Board and the CEO, and discusses, to the extent appropriate, matters raised by the independent directors in executive session. The Presiding Director also presides over regular meetings of the Board in the absence of the Chairman. This leadership structure provides consistent and effective oversight of our management and our Company.

        Risk Oversight. Our Board oversees an enterprise approach to risk management that supports the operational and strategic objectives of the Company. The Corporate Governance Guidelines of our Board of Directors provide that the Board will review major risks facing our Company and the options for risk mitigation presented by management. Our Board delegates oversight of certain risk considerations to its committees within each of their respective areas of responsibility; however, the full Board monitors risk relating to strategic planning and execution, as well as executive succession. Financial risk oversight falls within the purview of our Audit Committee. Our Compensation Committee oversees compensation and benefit plan risks. Each committee reports to the full Board.

        Our Board reviews any material changes in the Company's key enterprise risk management issues with management at each quarterly Board meeting in conjunction with the presentation of quarterly financial results. In so doing, our Board seeks to ensure appropriate risk mitigation strategies are implemented by management on an ongoing basis. Operational and strategic plan presentations by management to our Board include consideration of the challenges and risks to our business. Our Board and management actively engage in discussions of these topics and utilize outside consultants as needed. Our Board oversees development of the Company's strategic plan risks as part of its annual strategic planning meeting. In addition, our Board receives environmental, safety, legal and compliance reports at least annually.

        Our Audit Committee oversees management's strategy and performance relative to the significant financial risks of the Company. In consultation with management, the independent auditors and the internal auditors, the Audit Committee discusses the Company's risk assessment, risk management and credit policies, and reviews significant financial risk exposures along with steps management has taken to monitor, mitigate and report such exposures. At least twice a year, our Chief Risk Officer provides a Risk and Credit Report to the Audit Committee. The Company adopted Risk Policies and Procedures for our energy marketing operations that address governance, control infrastructure, authorized commodities and trading instruments, prohibited activities, employee conduct and other concerns. The Company also adopted a Credit Policy that establishes guidelines, controls and limits to manage and mitigate credit risk within risk tolerances established by the Committee. The Audit Committee reviews these policies as the Internal Audit Department regularly reports audit results concerning compliance with these policies to them.

        Our Compensation Committee adopted an executive compensation philosophy that provides the foundation for our executive compensation program. The executive compensation philosophy states that the executive pay program should be market-based and maintain an appropriate and competitive balance between fixed and variable pay elements, short- and long-term compensation and cash and stock-based compensation. The Committee establishes company-specific performance goals and potential incentive payouts for our executive officers to motivate and reward performance, consistent with the long-term success of the Company. The target compensation for our senior officers is heavily weighted in favor of long-term incentives, aligning performance incentives with long-term results for our shareholders. Our Compensation Committee also sets minimum performance thresholds and maximum payouts in the incentive programs, and maintains the discretion to reduce awards if excessive risk is taken. Stock ownership guidelines established for all of our officers require our executives to hold 100 percent of all shares awarded to them until the ownership guidelines are achieved. Our Compensation Committee also instituted "claw-back" provisions in our incentive plans, which may require an executive to return incentives received, if the Committee determines, in its discretion, that the executive engaged in specified misconduct or wrongdoing.

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        Our management is responsible for day-to-day risk management. Reporting to the senior management team, our Treasury, Risk Management, Compliance and Internal Audit groups provide the primary monitoring and testing services in accordance with company-wide policies and procedures, and oversee the day-to-day risk management strategy for our ongoing businesses. Their oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

        We believe this division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company.

        Director Nominees. The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Committee considers these and other factors as it deems appropriate, given the needs of the Board and the Company. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, the use of third-party executive search firms, members of management and shareholders. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources.

        Shareholders who intend to nominate persons for election to the Board of Directors must provide timely written notice of the nomination in accordance with Article I, Section 9 of our Bylaws. Generally, our Corporate Secretary must receive the written notice at our executive offices at P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth at a minimum the information set forth in Article I, Section 9 of our Bylaws, including the shareholder's identity and status, contingent ownership interests, description of any agreement made with others acting in concert with respect to the nomination, specific information about the nominee and supply certain representations by the nominee to the Company.

        Communications with the Board. Shareholders and others interested in communicating directly with the Presiding Director, with the independent directors as a group, or the Board of Directors may do so in writing to the Presiding Director, Black Hills Corporation, P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709.

        Corporate Governance Documents. The charters of the Audit, Compensation and Governance committees, as well as the Board's Corporate Governance Guidelines, Policy for Director Independence, Code of Business Conduct and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the "Governance" section of our website (www.blackhillscorp.com/corpgov.htm). We intend to disclose any amendments to, or waivers of the Code of Ethics on our website. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

        Certain Relationships and Related Party Transactions. We recognize related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and our shareholders. Accordingly, as a

10 PROXY

general matter, it is our preference to avoid related party transactions. Nevertheless, we recognize that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and our shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related parties on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, our Board of Directors has adopted a policy for the review of related party transactions. This policy requires directors and officers to promptly report to our Vice President—Governance all proposed or existing transactions in which the Company and they, or persons related to them, are parties or participants. Our Vice President—Governance presents to our Governance Committee those transactions that may require disclosure pursuant to Item 404 of Regulation S-K (typically, those transactions that exceed $120,000). Our Governance Committee reviews the material facts presented and either approves or disapproves entry into the transaction. In reviewing the transaction, the Governance Committee considers the following factors, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the related party's interest in the transaction; and (iii) the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

        Section 16(a) Beneficial Ownership Reporting Compliance. Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2010, all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis, except for two Form 4s reporting two transactions for Mr. Ohlmacher relating to market sales pursuant to a 10b5-1 Plan.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

        Our directors review and approve our strategic plan and oversee management of the Company. Our Board of Directors held six meetings during 2010. Directors' attendance at all Board and Committee meetings averaged 97 percent. During 2010, every director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served. Each regularly scheduled meeting of the Board includes an executive session of only independent directors. We encourage our directors to attend the annual shareholders' meeting. All 10 directors were in attendance at the 2010 annual meeting of shareholders.

Committees of the Board

        Our Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with the New York Stock Exchange listing standards and our Corporate Governance Guidelines, the Audit, Compensation and Governance Committees are comprised solely of independent directors. Each committee operates under a charter which is available on our website at www.blackhillscorp.com/corpgov.htm and is also available in print to any shareholder who requests it. In addition, our Board creates special committees from time to time for specific purposes.

PROXY 11

        Members of the Committees are designated by our directors upon recommendation of the Governance Committee. The table below shows current membership for each of the Board committees.

Audit Committee	Compensation Committee	Governance Committee
John R. Howard	David C. Ebertz	David C. Ebertz
Gary L. Pechota	Jack W. Eugster*	Jack W. Eugster
Warren L. Robinson*	Kay S. Jorgensen	Kay S. Jorgensen
	Stephen D. Newlin	Stephen D. Newlin*
	Thomas J. Zeller	Gary L. Pechota

*
Committee Chairperson

        Audit Committee. The Audit Committee held seven meetings in 2010. The Audit Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  assist the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices;

  •
  monitor the integrity of our financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting and legal compliance;

  •
  review areas of potential significant financial risk to the Company;

  •
  review consolidated financial statements and disclosures;

  •
  appoint an independent registered public accounting firm for ratification by our shareholders;

  •
  monitor the independence and performance of our independent registered public accountants and internal auditing department;

  •
  pre-approve all audit and non-audit services provided by our independent registered public accountants;

  •
  review the scope and results of the annual audit including reports and recommendations of our independent registered public accountants;

  •
  review the internal audit plan, results of internal audit work and the Company's process for monitoring compliance with our Code of Conduct; and

  •
  periodically meet with our internal audit group, management, and independent registered public accounting firm.

        In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. In addition, the Board determined that Messrs. Howard, Pechota and Robinson each have the requisite attributes of an "audit committee financial expert" as provided in regulations promulgated by the Securities and Exchange Commission, and that such attributes were acquired through relevant education and/or experience.

        Compensation Committee. The Compensation Committee held six meetings in 2010. The Compensation Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  discharge the Board of Director's responsibilities related to executive and director compensation philosophy, policies and programs;

  •
  perform functions required of directors in the administration of all federal and state laws and regulations pertaining to executive employment and compensation;

  •
  consider and recommend for approval by the Board all executive compensation programs including executive benefit programs and stock ownership plans; and

12 PROXY

  •
  promote an executive compensation program that supports the overall objective of enhancing shareholder value.

        The Compensation Committee has authority under its charter to retain and terminate compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms. The Committee may delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion. The Committee engaged Towers Watson, an independent consulting firm, to conduct an annual review of its 2010 total compensation program for executive officers and directors. In addition, Towers Watson was engaged by management to provide certain other services, including an energy marketing compensation review, services related to union negotiations and grievances and an actuarial analysis of insurance claims. Management discussed with the Committee the other work to be performed by Towers Watson. Total aggregate fees for services provided to us in 2010 by Towers Watson were $375,000, comprised of $237,000 for services related to executive and director compensation and $138,000 for other services.

        The Committee annually evaluates the CEO's performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee's evaluation and recommendation, the independent directors of the Board set the CEO's annual compensation, including salary, bonus, incentive and equity compensation.

        The CEO annually reviews the performance of each of our senior officers and presents a summary of his evaluations to the Committee. The CEO also provides oversight of management's evaluations of our other officers. Senior officers assess performance of all officers reporting to them. Based upon these performance reviews, market analysis conducted by the compensation consultant and discussions with our Chief Human Resources Officer, the CEO recommends the compensation of the officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

        More information describing the Compensation Committee's processes and procedures for considering and determining executive compensation, including the role of our CEO and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis.

        In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the review of director compensation for 2010, the Compensation Committee retained Towers Watson to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, number of Board meetings and stock based compensation.

        Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors.

        Governance Committee. The Governance Committee held three meetings in 2010. The Governance Committee's responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

  •
  assess the size of the Board and membership needs and qualifications for Board membership;

  •
  identify and recommend prospective directors to the Board to fill vacancies;

PROXY 13

  •
  consider and recommend existing Board members to be renominated at our annual meeting of shareholders;

  •
  establish and review guidelines for corporate governance;

  •
  recommend to the Board committee membership and the chairpersons of the committees;

  •
  nominate an independent director to serve as a Presiding Director;

  •
  review the independence of each director and director nominee;

  •
  administer an annual evaluation of the performance of the Board and facilitate an annual assessment of each committee; and

  •
  ensure that the Board oversees the evaluation and succession planning of management.

DIRECTOR COMPENSATION

Director Fees

        In 2010, our non-employee director compensation was as follows:

  •
  an annual cash retainer of $36,000, paid on a monthly basis;

  •
  common stock equivalents equal to $50,000 per year, paid on a quarterly basis;

  •
  dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive; and

  •
  a meeting fee of $1,250 for each board and committee meeting attended, provided such committee meetings are substantive in nature and content.

        In addition, our Presiding Director and Committee Chairpersons received the following additional compensation:

  •
  Presiding Director—an annual fee of $15,000;

  •
  Audit Committee Chairperson—an annual fee of $10,000; and

  •
  Compensation and Governance Committee Chairpersons—annual fees of $6,000.

        Effective January 1, 2011, our non-employee director compensation was increased to the following:

  •
  an annual cash retainer of $36,000, paid on a monthly basis;

  •
  common stock equivalents equal to $60,000 per year, paid on a quarterly basis;

  •
  dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive; and

  •
  a meeting fee of $1,500 for each board and committee meeting attended, provided such committee meetings are substantive in nature and content.

        In addition, our Presiding Director and Committee Chairpersons receive the following additional compensation:

  •
  Presiding Director—an annual fee of $15,000;

  •
  Audit Committee Chairperson—an annual fee of $10,000;

  •
  Compensation Committee Chairperson—an annual fee of $8,000; and

  •
  Governance Committee Chairperson—an annual fee of $6,000.

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Director Total Compensation for 2010 and Common Stock Equivalents Outstanding as of December 31, 2010(1)

Name(2)	Fees Earned or Paid in Cash	Stock Awards(3)	All Other Compensation	Total	Number of Common Stock Equivalents Outstanding at December 31, 2010(4)
David C. Ebertz	$59,750	$50,000	—	$109,750	12,053
Jack W. Eugster	$65,750	$50,000	—	$115,750	9,190
John R. Howard	$62,250	$50,000	—	$112,250	18,867
Kay S. Jorgensen	$65,375	$50,000	—	$115,375	14,139
Stephen D. Newlin	$64,500	$50,000	—	$114,500	9,410
Gary L. Pechota	$62,250	$50,000	—	$112,250	6,550
Warren L. Robinson	$73,500	$50,000	—	$123,500	6,726
John B. Vering(5)	$25,000	$50,000	$382,525	$457,525	8,550
Thomas J. Zeller	$66,625	$50,000	—	$116,625	12,465

(1)
Our directors did not receive any option awards, non-equity incentive plan compensation, pension benefits or perquisites in 2010.

(2)
Mr. Emery, our CEO, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. Mr. Emery's compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(3)
Each non-employee director received a quarterly award of common stock equivalents with a grant date fair value of $12,500 a quarter or $50,000 a year.

(4)
The common stock equivalents are fully vested in that they are not subject to forfeiture; however, the shares are not issued until after the director ends his or her service on the Board. The common stock equivalents are payable in stock or cash or can be deferred further at the election of the director.

(5)
Mr. Vering has been serving as Interim President and General Manager of our oil and gas subsidiary since May 2010, leading a strategic review of our oil and gas assets. In exchange for his services, pursuant to a consulting agreement dated May 3, 2010, he receives $42,000 per month and temporary living expenses. He may also receive a project completion bonus to be determined by the Board of Directors, not to exceed $150,000. He does not receive cash Board compensation during the term of the agreement. In 2010, he received $336,000 for his services as Interim President and General Manager and was provided temporary living expenses totaling $46,525. The consulting agreement, unless extended, expires July 31, 2011.

Director Stock Ownership Guidelines

        Members of our Board of Directors are required to apply at least 50 percent of his or her annual cash retainer toward the purchase of shares of common stock until the director has accumulated at least 7,500 shares of common stock or common stock equivalents. All of our directors have currently met their stock ownership guidelines.

PROXY 15

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following tables set forth the beneficial ownership of our common stock as of March 31, 2011 for each director, each executive officer named in the Summary Compensation Table, all of our directors and executive officers as a group, and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of March 31, 2011.

        Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Directors Common Stock Equivalents(2)	Total	Percentage(3)
Directors and Named Executive Officers
Anthony S. Cleberg(4)	36,002			36,002	*
David C. Ebertz	6,596		12,661	19,257	*
David R. Emery(5)	111,954	30,832		142,786	*
Jack W. Eugster	13,000		9,764	22,764	*
Linden R. Evans	46,217	10,000		56,217	*
Steven J. Helmers	41,045	19,110		60,155	*
John R. Howard	16,864		19,555	36,419	*
Kay S. Jorgensen	7,795		14,771	22,566	*
Stephen D. Newlin	2,634		9,986	12,620	*
Thomas M. Ohlmacher	47,449	2,500		49,949	*
Gary L. Pechota	6,104		7,093	13,197	*
Rebecca B. Roberts	—		—	—	*
Warren L. Robinson(6)	4,593		7,271	11,864	*
John B. Vering(7)	6,763		9,117	15,880	*
Thomas J. Zeller(8)	6,581		13,077	19,658	*
All directors and executive officers as a group (17 persons)	394,525	62,442	103,294	560,261	1.4%

*
Represents less than one percent of the common stock outstanding.

(1)
Includes restricted stock held by the following executive officers for which they have voting power but not investment power and stock underlying restricted stock units the executive officers have the right to acquire within 60 days as to which they have no current voting or investment power: Mr. Cleberg—13,724 shares; Mr. Emery—27,635 shares; Mr. Evans—15,299 shares; Mr. Helmers—10,380 shares; Mr. Ohlmacher—5,614 shares and 33,326 restricted stock units; and all directors and executive officers as a group—92,411 shares and 33,326 restricted stock units.

(2)
Represents common stock allocated to the directors' accounts in the directors' stock based compensation plan, of which there are no voting rights.

(3)
Shares of common stock which were not outstanding but could be acquired by a person upon exercise of an option within 60 days of March 31, 2011, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

16 PROXY

(4)
Includes 140 shares owned by Mr. Cleberg's spouse and 3,185 shares owned by the Fern Wagner Revocable Living Trust of which Mr. Cleberg is the Trustee.

(5)
Includes 82,694 shares owned jointly with Mr. Emery's spouse as to which he shares voting and investment authority and 4,500 shares that are pledged as security on a personal bank loan.

(6)
Includes 500 shares owned by Mr. Robinson's spouse.

(7)
Includes 4,000 shares owned jointly with Mr. Vering's spouse as to which he shares voting and investment authority.

(8)
Includes 225 shares owned jointly with Mr. Zeller's spouse as to which he shares voting and investment authority.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage
Five Percent Shareholders
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	4,936,242	12.5%
Dos Mil Doscientos Uno, Ltd.(2) Ronda Universitat, 31 1-1 Barcelona, Spain 08007	2,373,380	6.0%
State Street Corporation(3) One Lincoln Street Boston, MA 02111	3,042,230	7.7%

(1)
Information is as of December 31, 2010, and is based on a Schedule 13G filed on January 10, 2011.

(2)
Information is as of December 31, 2009, and is based on a Schedule 13G filed on January 27, 2010.

(3)
Information is as of December 31, 2010, and is based on a Schedule 13G filed on February 11, 2011.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2010. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        Our Audit Committee has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for the year 2011 and to render their reports. The Board of Directors recommends ratification of the Audit Committee's appointment of Deloitte & Touche LLP. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of
Deloitte & Touche LLP to serve as our independent registered public accountants for the year 2011

PROXY 17

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table sets forth the aggregate fees for services provided to us for the fiscal years ended December 31, 2010 and 2009 by our independent registered public accounting firm, Deloitte & Touche LLP.

	2010	2009(1)
Audit Fees	$2,688,400	$3,082,500
Audit-Related Fees	148,500	121,700
Tax Fees	787,100	1,092,100

Total Fees	$3,624,000	$4,296,300

(1)
The 2009 amounts were adjusted from amounts shown in the 2010 proxy statement to reflect actual costs.

        Audit Fees. Fees for professional services rendered for the audits of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, opinions on the effectiveness of our internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

        Audit-Related Fees. Fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include internal control reviews; attest services that are not required by statute or regulation; employee benefit plan audits; due diligence, consultations and audits related to mergers and acquisitions; and consultations concerning financial accounting and reporting standards.

        Tax Fees. Fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and Canadian tax compliance and advice, review of tax returns, and federal, state and Canadian tax planning.

        The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee's pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee.

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AUDIT COMMITTEE REPORT

        In connection with the financial statements for the fiscal year ended December 31, 2010, the Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm (the "Auditors"), the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (3) received the written disclosures and letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors' communications with the Audit Committee concerning independence, and has discussed with the Auditors their independence from the Company.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Warren L. Robinson, Chairperson John R. Howard Gary L. Pechota

PROXY 19

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis describes our overall executive compensation policies and practices and specifically explains the compensation-related actions taken with respect to 2010 compensation for our executive officers included in the Summary Compensation Table (our "Named Executive Officers"). Our Named Executive Officers, based on 2010 positions and compensation levels, are:

  •
  David R. Emery, CEO;

  •
  Anthony S. Cleberg, Chief Financial Officer ("CFO");

  •
  Linden R. Evans, Chief Operating Officer ("COO")-Utilities;

  •
  Thomas M. Ohlmacher, COO-Non-regulated Energy; and

  •
  Steven J. Helmers, Sr. Vice President, General Counsel and Chief Compliance Officer.

        Mr. Ohlmacher announced in 2010 that he will retire from the Company on March 31, 2011.

        The Compensation Committee of the Board of Directors (the "Committee," for purposes of this Compensation Discussion and Analysis) is composed entirely of independent directors and is responsible for approving and overseeing our executive compensation philosophy, policies and programs.

Executive Summary

        Our long-term success depends on our operational excellence, providing reliable products and services to our customers and investing wisely for present and future shareholder return. To consistently achieve these outcomes we must attract, motivate, and retain highly talented professionals. For these reasons, we promote an executive compensation program that supports the overall objective of enhancing shareholder value, based on principles designed to:

  •
  attract, retain and encourage the development of highly qualified and motivated executives;

  •
  provide compensation that is competitive;

  •
  promote the relationship between pay and performance;

  •
  promote overall corporate performance that is linked to the interests of our shareholders; and

  •
  recognize and reward outstanding performance.

2010 Accomplishments

        We made substantial progress on our strategic initiatives in 2010. Accomplishments include, among other things:

  •
  Completed the 110 MW Wygen III coal-fired generation facility near Gillette, Wyoming, three months ahead of schedule and at a lower cost than originally anticipated

  •
  Started construction of a 380 MW gas-fired generation facility near Pueblo, Colorado

  •
  Implemented new and interim rates in five utility jurisdictions, increasing annual revenue by $47.1 million

20 PROXY

  •
  Essentially completed the unification and integration of systems and processes necessary to fully integrate the utility properties acquired in mid-2008, creating operating efficiencies and a more scalable platform to support future growth

  •
  Improved our liquidity through a number of financing initiatives, including:

  —
  completed corporate and energy marketing credit facilities for a combined total of $750 million

  —
  sold a 23 percent interest in Wygen III

  —
  completed $300 million of debt financings

  —
  executed a public offering of common stock pursuant to a Forward Sale Agreement, to be settled in 2011 with net proceeds of approximately $127 million before adjustments

  •
  Increased the annual dividend for the 40th consecutive year

  •
  Achieved a total shareholder return of 27 percent

Key Executive Compensation Objectives and 2010 Compensation Decisions

        Overall, our goal is to target total direct compensation (the sum of base salary, short-term bonus and long-term incentives) at the median of the appropriate market when our operating results approximate average performance in relation to our peers.

  •
  The total target compensation for our Named Executive Officers in 2010 averaged 8 percent below the median of the market.

        Our executive compensation is designed to maintain an appropriate and competitive balance between fixed and variable compensation components, short- and long-term compensation, and cash as well as stock-based compensation. The total target compensation mix for our Named Executive Officers in 2010 averaged:

  •
  40 percent fixed and 60 percent variable;

  •
  60 percent base and short-term incentive and 40 percent long-term incentive; and

  •
  50 percent cash and 50 percent equity.

        We believe that the performance basis for determining compensation should differ by each reward component—base salary, short-term incentive and long-term incentives. Incentive measures (short- and long-term) should emphasize objective, quantitative operating measures. The performance measures for our incentive compensation plans are as follows:

  •
  Base Salary—Merit increases for base salary take into account the individual executive's performance and achievement of goals. In 2010:

  —
  The Committee approved base salary increases for our Named Executive Officers, excluding Mr. Evans, averaging 4 percent. This was the first base salary increase our Named Executive Officers had received in more than two years. Base salaries were not increased in 2009, due to the difficult external economic conditions and uncertainties that existed at the time.

  —
  Mr. Evans' base salary was increased 31 percent, reflecting the substantial impact of the acquisition of the Aquila utility properties on his job responsibilities. The acquisition more than doubled our utility assets from $830 million to $2.2 billion, tripled the number of utility employees and increased the number of state jurisdictions of our utility properties from three to seven.

PROXY 21

  •
  Short-Term Incentive—The short-term incentive is based on earnings per share targets. This performance measure closely aligns the executives' and shareholders' interests, and fosters teamwork and cooperation.

  —
  The 2010 short-term target incentive opportunity for our Named Executive Officers remained the same as the prior year and ranged from 30 percent to 200 percent of target. The Committee selected a composite earnings per share goal for the 2010 corporate goal that was weighted 80 percent on non-energy marketing earnings per share and 20 percent on energy marketing earnings per share. The Committee chose this weighted methodology because it addresses the volatility of our energy marketing segment's earnings, and the potential for this volatility to disproportionately influence bonus outcomes for participants in the Short-Term Incentive Plan, both positively and negatively, and also because many participants are not directly involved in this business segment.

      On January 26, 2011, the Committee approved a payout of 160 percent of target under the 2010 Short-Term Incentive Plan, comprised of a 160 percent payout from non-energy marketing earnings and no payout from energy marketing earnings.

  •
  Long-Term Incentive—The long-term incentive is delivered 50 percent in restricted stock that vests over a three-year service period and 50 percent in performance shares. Entitlement to the performance shares is based on our total shareholder return over a three-year performance period compared to our peer group. This performance measure was chosen because it mirrors the market return of our shareholders and compares our performance to that of our peer group.

    Performance Share Plan Payment

    —
    Although our total shareholder return for 2010 was 27 percent, several factors significantly impacted our financial performance for the January 1, 2008 to December 31, 2010 performance period, including a dramatic decrease in natural gas prices from mid-2008 levels and the global economic crisis that commenced in late 2008.

    —
    Our total shareholder return for the three-year period was negative 20 percent, which ranked at the 15th percentile of our peer group, resulting in no payout for our Named Executive Officers.

    Restricted Stock Grant

    —
    Consistent with prior years, the Committee awarded 50 percent of the Named Executive Officers' Long-Term Incentive in restricted stock that ratably vests over three years.

        We entered into new change in control agreements with our Named Executive Officers in 2010. The new agreements were entered into to reflect the retirement plan changes that were effective January 1, 2010. Excise tax gross-up provisions were also eliminated in the new agreements. The new change in control agreements expire November 15, 2013.

        We also have several governance programs in place to align our executive compensation with shareholder interests and to mitigate risks in our plans. These programs include stock ownership guidelines, limited perquisites, and clawback provisions in our short- and long-term incentive award agreements.

Setting Executive Compensation

        Based upon our compensation philosophy, the Committee structures our executive compensation to motivate our officers to achieve specified business goals and to reward them for achieving such goals. The key steps the Committee follows in setting executive compensation are to:

  •
  analyze executive compensation market data to ensure market competitiveness;

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  •
  review the components of executive compensation, including base salary, short-term incentive, long-term incentive, retirement and other benefits;

  •
  review total compensation mix and structure; and

  •
  review executive officer performance, responsibilities, experience and other factors cited above, to determine individual compensation levels.

Market Compensation Analysis

        The market for our senior executive talent is national in scope and is not focused on any one geographic location, area or region of the country. As such, our executive compensation should be competitive with the national market for senior executives. It should also reflect the executive's responsibilities and duties and align with the compensation of executives at companies or business units of comparable size and complexity. The Committee gathers market information for our corporate executives from the utility and energy industry, recognizing the significant impact of our regulated utility operations on overall company strategy and performance.

        The Committee selects and retains the services of an independent consulting firm to periodically:

  •
  provide information regarding practices and trends in compensation programs;

  •
  review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size and type of business;

  •
  review and assist with the establishment of a peer group of companies; and

  •
  provide a compensation analysis of the executive positions.

        The Committee used the services of Towers Watson to evaluate 2010 compensation. Towers Watson gathered data from nationally recognized survey providers, as well as specific peer companies through public filings, which included:

  •
  Towers Watson's 2009 Compensation Data Bank (utility/energy services and general industry);

  •
  Towers Watson's 2009 Energy Marketing & Trading Survey; and

  •
  20 peer companies representing the energy and utility industry.

The 20 peer companies ranged in revenue size from approximately $800 million to nearly $5 billion with the median at $1.675 billion. These are the same companies the Committee chose for our peer group for our Performance Share Program. The survey data were adjusted for our size using either regression analysis or tabular data from companies with annual revenues between $1 billion and $3 billion.

        Our peer companies include:

AGL Resources Inc.	IDACORP, Inc.	NV Energy, Inc.
ALLETE Inc.	MDU Resources Group, Inc.	UIL Holdings Corporation
Avista Corp	NorthWestern Corporation	UniSource Energy Corporation
CH Energy Group Inc.	Otter Tail Corporation	Vectren Corporation
Cleco Corporation	PNM Resources, Inc.	Westar Energy, Inc.
DPL Inc.	Portland General Electric Company	WGL Holdings, Inc.
Great Plains Energy Incorporated

(Note: Puget Energy was originally included in our peer group but was removed because it was acquired by another company during 2009.)

        The salary surveys are one of several inputs into the Committee's decisions regarding appropriate compensation levels. Other factors include company performance, individual performance and

PROXY 23

experience, the level and nature of the executive's responsibilities, and discussions with the CEO related to the other officers.

Components of Executive Compensation

        The components of our executive compensation program consist of a base salary, a short-term incentive plan, and a long-term incentive award program. In addition, we provide income for our officers' retirement and other benefits.

        An important component of the total compensation is derived from incentive compensation. Incentive compensation is intended to motivate and encourage our executives to drive performance and achieve superior results for our shareholders. The Committee periodically reviews information provided by the compensation consultant to determine the appropriate level and mix of incentive compensation. Actual income in the form of incentive compensation is realized by the executive as a result of achieving Company goals and overall stock performance. The Committee believes that a significant portion of total target compensation should be comprised of incentive compensation. In order to reward long-term growth as well as short-term results, the Committee establishes incentive targets that emphasize long-term compensation at a greater level than short-term compensation.

        The Committee annually reviews all components of each executive officer's compensation, including salary, short-term incentive, equity and other long-term incentive compensation values granted, and the current and potential value of the executive officer's total equity holdings in the Company.

        The components of total target compensation in 2010 were as follows:

	Base Salary	Short-Term Incentive	Long-Term Incentive
David R. Emery, CEO	36%	26%	38%
Anthony S. Cleberg, CFO	42%	19%	39%
Linden R. Evans, COO-Utilities	39%	20%	41%
Thomas M. Ohlmacher, COO-Non-regulated Energy	39%	19%	42%
Steven J. Helmers, Sr. Vice President and General Counsel	43%	17%	40%

        The total target compensation for our Named Executive Officers in 2010 averaged 8 percent below the market median.

        Base Salary.    Base salaries for all officers are reviewed annually. We also adjust the base salary of our executives at the time of a promotion or change in job responsibility, as appropriate. The base salary component is compared to the median of the market data provided by the compensation consultant. The actual base salary of each officer is determined by the executive's performance, the experience level of the officer, the executive's current position in a market-based salary range, and internal pay relationships. Evaluation of 2010 base salary adjustments occurred in January 2010. The Committee approved base salary increases for our Named Executive Officers, excluding Mr. Evans, averaging 4 percent. This was the first base salary increase our Named Executive Officers had received in more than two years. Mr. Evans' base salary was increased 31 percent, reflecting the substantial impact of the acquisition of the Aquila utility properties on his job responsibilities. The acquisition more than doubled our utility assets from $830 million to $2.2 billion, tripled the number of utility employees and increased the number of state jurisdictions of our utility properties from three to seven. Base salaries were not increased in 2009, due to the difficult external economic conditions and uncertainties that existed at the time.

        Short-Term Incentive.    Our Short-Term Incentive Plan is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to

24 PROXY

overall corporate success. The program's goal for our corporate officers is based on earnings per share targets in order to closely align interests with shareholders and to foster teamwork and cooperation within the officer team. The short-term incentive, after applicable tax withholding, is distributed to the officer in the form of 50 percent stock and 50 percent cash, unless the officer has met his or her stock ownership guideline, in which case he or she may elect to receive the total award in cash, after deductions and applicable tax withholding. Target award levels are established as a percentage of each participant's base salary. A target award is comparable to the average short-term incentive payout award of the comparator group at the 50th percentile level. The actual payout will vary, based on performance, between zero and 200 percent of the individual executive's short-term incentive target award level.

        The Committee approves the target level for each officer in January, which is applicable to performance in the plan year. Target levels are derived in part from competitive data provided by the compensation consultant and in part by the Committee's judgment regarding internal equity, retention and an individual executive's expected contribution to the achievement of the Company's strategic objectives. The target levels for the positions held by our Named Executive Officers in 2010 are shown below.

CEO	70%
COO-Utilities	50%
COO-Non-regulated Energy	50%
CFO	45%
Sr. Vice President and General Counsel	40%

        The threshold, target and maximum payout levels for our Named Executive Officers under the 2010 Short-Term Incentive Plan are shown in the Grants of Plan Based Awards in 2010 table on page 36, under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards."

        Early in the first quarter, the Committee meets to establish the goals for the current plan year, to evaluate actual performance in relation to the prior year's targets and to approve the actual payment of awards related to the prior plan year. The Committee reserves the discretion to adjust any award, and will review and take into account individual performance, level of contribution, and the accomplishment of specific project goals that were initiated throughout the plan year.

        Consistent with 2008 and 2009, the Committee selected for 2010 a composite earnings per share goal that is weighted 80 percent on non-energy marketing earnings per share and 20 percent on energy marketing earnings per share. The Committee chose this weighted methodology because it addresses the volatility of our energy marketing segment's earnings and the potential for this volatility to disproportionately influence bonus outcomes for participants in the Short-Term Incentive Plan, both positively and negatively, and also because many participants are not directly involved in this business segment. It also meets the objectives of the plan, including:

  •
  aligns the interests of the plan participants and the shareholders with a corporate-wide component;

  •
  motivates employees and supports the corporate compensation philosophy;

  •
  easily understood and communicated to ensure "buy-in" from the participants; and

  •
  meets the performance objectives of the plan, to achieve over time an average payout equal to market competitive levels.

PROXY 25

        The Committee approved the goals for the 2010 plan year for the corporate officers as follows:

Threshold	Non-energy Marketing Earnings Per Share Goal	Energy Marketing Earnings Per Share Goal	Payout % of Target
Minimum	$1.449	$0.360	30%
Target	$1.610	$0.400	100%
Maximum	$1.852	$0.460	200%

        The target earnings per share goal for 2010 was equal to budgeted earnings per share. On January 26, 2011, the Committee approved a payout of 160 percent of target under the 2010 Short-Term Incentive Plan, comprised of a 160 percent payout (200 percent weighted 80 percent) from non-energy marketing earnings and no payout from energy marketing earnings. The actual consolidated non-energy marketing earnings for 2010 were $1.67 per share. After adjusting the earnings for the non-cash, mark-to-market loss on the forward interest rate swaps, adjusted non-energy marketing earnings were $1.92 per share. This resulted in a payout of 200 percent of target for the non-energy marketing earnings goal. Energy marketing had net income of approximately $0.09 per share in 2010, resulting in no payout for the energy marketing earnings goal. The 2010 award, after applicable tax withholding, was distributed in the form of 50 percent stock and 50 percent cash to Mr. Cleberg. Messrs. Emery, Evans, Ohlmacher and Helmers had met their stock ownership guidelines and elected to receive their 2010 award in the form of 100 percent cash. Awards for corporate officers under the Short-Term Incentive Plan have varied significantly over the last five years, as shown below.

Plan Year	Payout % of Target
2010	160%
2009	56%
2008	52%
2007	200%
2006	150%

Actual awards made to each of our Named Executive Officers under the Short-Term Incentive Plans for 2010 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 34.

        Long-Term Incentive.    Long-term incentive compensation is comprised of grants made by the Committee under our 2005 Omnibus Incentive Plan ("Omnibus Incentive Plan") which was previously approved by our shareholders. Long-term incentive compensation is intended to:

  •
  promote corporate goals by linking the personal interests of participants to those of our shareholders;

  •
  provide participants with an incentive for excellence in individual performance;

  •
  promote teamwork among participants; and

  •
  provide flexibility in our effort to motivate, retain, and attract the services of participants who make significant contributions to our success by allowing participants to share in such success.

The Committee oversees the administration of the Omnibus Incentive Plan with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The long-term incentive compensation component is currently composed of restricted stock (or restricted stock units if the executive elects to defer the compensation) and performance shares. The Committee chose these components because linking executive compensation to stock price appreciation and total shareholder return is an effective way to

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align the interests of management with those of our shareholders. The Committee selected total shareholder return as the performance goal for the performance shares because it believes executive pay under a long-term, capital accumulation program should mirror our performance in shareholder return as compared to our peer group of companies.

        The value of long-term incentives awarded is based primarily on competitive market-based data presented by the compensation consultant to the Committee, the impact each position has on our shareholder return and internal pay relationships. The Committee approved the target long-term incentive compensation level for each officer in January.

        Long-term incentive compensation approved for the 2010 plan year for our Named Executive Officers is shown in the table below.

	Long-Term Incentive Value	Percentage of Base Salary
David R. Emery, CEO	$630,000	105%
Anthony S. Cleberg, CFO	$300,000	92%
Linden R. Evans, COO-Utilities	$380,000	106%
Thomas M. Ohlmacher, COO-Non-regulated Energy	$380,000	107%
Steven J. Helmers, Sr. Vice President and General Counsel	$260,000	93%

The variance in percentage of base salary for the long-term incentive value of our Named Executive Officers reflects our philosophy that the CEO and COOs should have more of their total compensation at risk because they hold positions that have a greater impact on our long-term results. The long-term incentive value for these positions normally approximate 105 percent of base salary.

        Restricted stock (or restricted stock units) is used to deliver 50 percent of the long-term incentive award amounts, with the remaining 50 percent delivered in the form of performance shares. The actual shares of restricted stock and performance shares granted in 2010 are reflected in the tables in the Restricted Stock and Restricted Stock Units and Performance Shares sections that follow.

        Restricted Stock and Restricted Stock Units.    Restricted stock and restricted stock units vest one-third each year over a three-year period, and automatically vest in their entirety upon death, disability or a change in control. Dividends are paid on the restricted shares and dividend equivalents accrue on restricted stock units. Unvested restricted stock or units are forfeited if an officer's employment is terminated for any reason other than death, disability or in the event of a change in control. Corporate officers may elect to receive the award in the form of restricted stock, or to defer the payment under the Nonqualified Deferred Compensation Plan, in the form of restricted stock units. The number of shares awarded in 2010 for each of our Named Executive Officers is shown below and is included in the Grants of Plan Based Awards in 2010 table under the heading "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock Awards" on page 36.

David R. Emery, CEO	12,064
Anthony S. Cleberg, CFO	5,745
Linden R. Evans, COO-Utilities	7,277
Thomas M. Ohlmacher, COO-Non-regulated Energy	7,277
Steven J. Helmers, Sr. Vice President and General Counsel	4,979

        Performance Shares.    Participants are awarded a target number of performance shares based upon the value of the individual performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price, as defined under the Performance Plan, is the average of the closing price of our common stock for the 20 trading days immediately preceding the

PROXY 27

beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods, as measured against our peer group. The peer group for the performance plan is the same as our peer group used for our market compensation analysis and is listed on page 23. In addition, in order for any performance shares to be awarded, our stock price must also increase during the performance period from the Beginning Stock Price for the performance periods that began in 2008 and 2009. For the performance period that began in 2010, the Committee modified the plan, whereby the Ending Stock Price must be at least equal to 75 percent of the Beginning Stock Price, in order for any performance shares to be awarded. The final value of the performance shares is based upon the number of shares of common stock that are ultimately granted, based upon our performance in relation to the performance criteria. At the end of each respective performance period, actual awards may range from 0 percent to 175 percent of the target share amounts plus accrued dividends. A 100 percent payout of the target shares occurs if our total shareholder return exceeds the 50th percentile of the peer group. A zero percent payout occurs if we are below the 40th percentile and a maximum payout of 175 percent occurs if we perform at the 80th percentile or above. The performance awards and dividend equivalents, if earned, are paid in 50 percent cash and 50 percent common stock. All payroll deductions and applicable tax withholding related to the award are withheld from the cash portion. Performance share target grant values for new performance periods are approved in January of each year.

        Each performance share period extends for three years. For the recently completed performance period, January 1, 2008 to December 31, 2010, our total shareholder return was negative 20 percent, which ranked at the 15th percentile of our peer group, resulting in no payout. Several factors significantly impacted our financial performance, including a dramatic decrease in natural gas prices from mid-2008 levels and impacts from the global economic crisis that commenced in late 2008.

        Actual awards for the corporate officers under the Performance Share Plan over the last five years have varied significantly based on the Company's performance in relation to its peer group as shown below.

Performance Period	Payout % of Target
January 1, 2008 to December 31, 2010	0
January 1, 2007 to December 31, 2009	0
January 1, 2006 to December 31, 2008	0
January 1, 2005 to December 31, 2007	175
March 1, 2004 to December 31, 2006	37

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        Target shares for each of our Named Executive Officers for the outstanding performance periods are as follows:

	January 1, 2009 to December 31, 2011 Performance Period	January 1, 2010 to December 31, 2012 Performance Period	January 1, 2011 to December 31, 2013 Performance Period
David R. Emery	12,319	11,982	13,162
Anthony S. Cleberg	5,866	5,706	5,758
Linden R. Evans	7,431	7,227	6,581
Thomas M. Ohlmacher *	5,573	3,011	—
Steven J. Helmers	5,084	4,945	4,442

*
Mr. Ohlmacher retired on March 31, 2011; therefore he is not a participant in the January 1, 2011 to December 31, 2013 performance period and the target shares for the January 1, 2009 to December 31, 2011 and January 1, 2010 to December 31, 2012 performance periods have been pro-rated for his time served during the performance period.

Actual payouts, if any, will be determined based upon our total shareholder return for the plan period in comparison to our peer group.

Performance Evaluation

        Role of Executive Officers in Compensation Decisions.    The CEO annually reviews the performance of each of our senior officers and presents a summary of his evaluations to the Committee. Based upon these performance reviews, market analysis conducted by compensation consultants and discussions with our Chief Human Resources Officer, the CEO recommends the compensation for this group of officers to the Committee.

        Role of the Committee and Board in Setting Executive Compensation.    At the beginning of each year, the Committee reviews and establishes the corporation's financial targets and the CEO's goals and objectives for the year. At the end of each year, the Committee evaluates the CEO's performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee's evaluation and recommendation, the independent directors of the Board set the CEO's annual compensation, including salary, short-term incentive, long-term incentive and equity compensation.

        The Committee reviews the CEO's evaluation of the performance of our senior officers and approves his compensation recommendations for this group of officers. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process. The Committee is required to approve all decisions regarding equity awards to our officers.

Stock Ownership Guidelines

        The Committee has implemented stock ownership guidelines that apply to all officers based upon their level of responsibility. We believe it is important for our officers to hold a significant amount of our common stock to further align their performance with the interest of our shareholders. A "retention ratio" approach to stock ownership is incorporated into the guidelines. This approach requires officers to retain 100 percent of all shares owned, including shares awarded through our incentive plans (net of share withholding for taxes and in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until specific ownership goals are achieved. Ownership guidelines are denominated in share amounts which approximate a multiple of base pay.

PROXY 29

        The ownership guidelines by officer level are as follows:

Officer Level	Ownership Guideline (# of Shares)
CEO	90,000
COOs and CFO	40,000
Vice President and General Manager of Energy Marketing	40,000
Other Senior Executive Officers	25,000
Other Corporate Officers and Business Unit Leaders	10,000
Other Subsidiary Officers	5,000

        The ownership guidelines and current stock ownership of our Named Executive Officers as of March 31, 2011, are shown below.

Officer Level	Ownership Guideline (# of Shares)	Actual Ownership (# of Shares)	Years in Position
David R. Emery, CEO	90,000	111,954	7
Anthony S. Cleberg, CFO	40,000	32,817	2.5
Linden R. Evans, COO-Utilities	40,000	46,217	6
Thomas M. Ohlmacher, COO-Non-regulated Energy	40,000	47,449	9
Steven J. Helmers, Sr. Vice President and General Counsel	25,000	41,045	10

2010 Benefits

        Perquisites and Other Personal Benefits.    We provide a limited number of market-based perquisites to our executive officers, including personal use of a Company vehicle. The total value of these perquisites in 2010 did not exceed $9,000 for any one of our Named Executive Officers. The specific amounts attributable to perquisites for 2010 are disclosed in the Summary Compensation Table on page 34. The Committee periodically reviews the perquisites and other personal benefits provided to our executive officers and believes the current perquisites are reasonable and consistent with our overall compensation program.

        Retirement and Other Benefits.    We maintain a variety of employee benefit plans and programs in which our executive officers may participate. We believe it is important to provide post-employment benefits to our executive officers and the benefits we provide approximate retirement benefits paid by other employers to executives in similar positions. The Committee periodically reviews the benefits provided, with assistance from its compensation consultant, to maintain a market-based benefits package.

        Effective January 1, 2010, the Company adopted a defined contribution plan design as our primary retirement plan and amended our Defined Benefit Pension Plan ("Pension Plan") for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with the Company as of January 1, 2010. Each of our Named Executive Officers are participants in the Pension Plan. Messrs. Emery and Ohlmacher met the age and years of service requirement and elected to stay with the existing Pension Plan. Messrs. Cleberg, Evans and Helmers did not meet the age and service requirement, therefore their Pension Plan benefit was frozen as of January 1, 2010, and they now receive Company Retirement Contributions ("Retirement

30 PROXY

Contributions") in the Retirement Savings Plan. The Retirement Contributions is an age and service points-based calculation.

        The Black Hills Corporation 401(k) Retirement Savings Plan is offered to all eligible employees of the Company and its subsidiaries. All of our Named Executive Officers are participants in the Black Hills Corporation 401(k) Retirement Savings Plan. Participants may elect to invest up to 50 percent of their eligible compensation on a combined pre-tax and/or after-tax basis up to maximum amounts established by the Internal Revenue Service. The Company provides for matching contributions and Retirement Contributions for certain eligible participants. Vesting of Company contributions ranges from immediate vesting to graduated vesting at 20 percent per year with full vesting when the participant has five years of service with the Company. All of our Named Executive Officers received matching contributions in 2010. Messrs. Cleberg, Evans and Helmers also received Retirement Contributions since their Pension Plan benefits were frozen. The matching contributions and the Retirement Contributions are included as "All Other Compensation" in the Summary Compensation Table on page 34.

        The Pension Plan, Retirement Contributions and matching contributions are limited by the Internal Revenue Code in the amount of compensation that can be taken into account in determining contributions and benefits, and in the case of the Pension Plan, the amount of annual payments received under the plan. Because of these limitations we also have the Nonqualified Pension Plans and the Nonqualified Deferred Compensation Plan. The Nonqualified Pension Plans include our Grandfathered Pension Equalization Plan, 2005 Pension Equalization Plan, Pension Restoration Plan and prior to its elimination on January 1, 2010, the 2007 Pension Equalization Plan. Messrs. Emery, Ohlmacher and Helmers are participants in the Grandfathered Pension Equalization Plan and the 2005 Pension Equalization Plan. Messrs. Cleberg and Evans were participants in the 2007 Pension Equalization Plan prior to its elimination. All of the Named Executive Officers are participants in the Pension Restoration Plan.

        As a result of the change in the Pension Plan, the benefits for certain officers (including Messrs. Cleberg, Evans and Helmers) under the Nonqualified Pension Plans were significantly reduced because the nonqualified benefit calculations were linked to the benefits earned in the Pension Plan. To overcome this deficit, the Committee eliminated the 2007 Pension Equalization Plan and amended the Nonqualified Deferred Compensation Plan to provide non-elective nonqualified restoration benefits to those affected officers who were not eligible to continue accruing benefits under the Pension Plan and associated Nonqualified Pension Plans. The amended Nonqualified Deferred Compensation Plan provides the affected officers with non-elective supplemental matching contributions equal to six percent of eligible compensation in excess of the Internal Revenue Code limit plus matching contributions, if any, lost under the 401(k) Retirement Savings Plan due to nondiscrimination test results and provides non-elective supplemental points-based contributions that cannot be made to the 401(k) Retirement Savings Plan due to the Internal Revenue Code limit. It also provides supplemental target contributions equal to a percentage of compensation that may differ by executive, based on the executive's current age and length of service with the Company, as determined by the Plan's actuary.

        The level of retirement benefits provided by the Pension Plan and Nonqualified Plans for each of our Named Executive Officers is reflected in the Pension Benefits for 2010 table on page 39. The Company's contributions to the Nonqualified Deferred Compensation Plan are included in the Other Compensation column of the Summary Compensation Table on page 34 and the aggregate Nonqualified Deferred Compensation balance at December 31, 2010 is reported in the Nonqualified Deferred Compensation for 2010 table on page 42. These retirement benefits are explained in more detail in the accompanying narrative to the tables.

PROXY 31

Change in Control Payments

        Our Named Executive Officers may also receive severance benefits in the event of a change in control. Change in control agreements are common among our peer group and the Committee and our Board of Directors believe providing these agreements to our corporate officers protects our shareholder interests in the event of a change in control by helping assure management focus and continuity. Our change in control agreements have expiration dates and our Board of Directors conducts a thorough review of the change in control agreements at each renewal period. In 2010, new change in control agreements were entered into to reflect the retirement plan changes that were effective January 1, 2010. In addition, the excise tax gross-up provision that existed in the prior agreements was removed from the new agreements. The new change in control agreements expire November 15, 2013. In general, our change in control agreements provide a severance payment of up to 2.99 times average compensation for our CEO, and up to two times average compensation for the other Named Executive Officers. The change in control agreements contain a "double trigger," providing benefits in association with a change in control only upon:

  (i)
  termination of employment other than by death, disability or by the Company for cause, or

  (ii)
  a termination by the employee for good reason.

See the Potential Payments Upon Termination or Change in Control table on page 43 and the accompanying narrative for more information regarding our change in control agreements and estimated payments associated with a change in control.

Tax and Accounting Implications

        Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to certain of its officers. Compensation which qualifies as "performance-based" is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation's shareholders. As a result, the Compensation Committee has designed a large share of our incentive compensation for our Named Executive Officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m) if it determines those elements are in line with competitive practice, our compensation philosophy, and our best interests. We believe the compensation paid to our Named Executive Officers in 2010 is fully deductible.

Clawback Policy

        We have a policy that if an accounting restatement occurs after incentive payments have been made, due to the results of misconduct associated with financial reporting, the Committee will seek repayment of the incentive compensation from our CEO and CFO, and has the discretion to request repayment of incentive compensation from our other officers, taking into consideration the individual roles and responsibilities prompting the restatement.

        In addition, effective beginning with 2009 award agreements for restricted stock and target performance shares we have included clawback provisions whereby the participant may be required to repay all income or gains previously realized in respect of such awards if their employment is terminated for cause, or within one year following termination of employment, the Board determines that the participant engaged in conduct prior to their termination that would have constituted the basis for a termination of employment for cause.

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COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jack W. Eugster, Chairperson David C. Ebertz Kay S. Jorgensen Stephen D. Newlin Thomas J. Zeller

PROXY 33

SUMMARY COMPENSATION TABLE

        The following table sets forth the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008. We have no employment agreements with our Named Executive Officers. Mr. Cleberg joined us on July 16, 2008.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
David R. Emery	2010	$588,924	$605,554	$672,000	$766,046	$60,138	$2,692,662
Chairman, President	2009	$564,000	$674,723	$221,088	$361,799	$51,990	$1,873,600
and Chief Executive Officer	2008	$563,269	$867,400	$205,296	$549,730	$42,293	$2,227,988
Anthony S. Cleberg	2010	$321,923	$288,372	$234,000	—	$149,607	$993,902
Executive Vice President	2009	$315,000	$321,300	$79,380	$102,058	$198,778	$1,016,516
and Chief Financial Officer	2008	$130,846	$225,000	$34,020	$3,645	$25,911	$419,422
Linden R. Evans	2010	$333,538	$365,257	$288,000	—	$148,397	$1,135,192
President and Chief	2009	$274,000	$406,978	$76,720	$102,553	$29,086	$889,337
Operating Officer—Utilities	2008	$273,212	$395,908	$71,240	$125,292	$24,421	$890,073
Thomas M. Ohlmacher	2010	$353,769	$365,257	$284,000	$734,583	$43,383	$1,780,992
President and Chief	2009	$351,000	$406,978	$98,280	$312,019	$35,125	$1,203,402
Operating Officer—Non-regulated Energy	2008	$350,600	$466,020	$91,260	$292,809	$28,915	$1,229,604
Steven J. Helmers	2010	$276,923	$249,918	$179,200	$178,390	$74,271	$958,702
Senior Vice President	2009	$270,000	$278,462	$76,720	$113,474	$26,231	$764,887
and General Counsel	2008	$269,604	$265,550	$49,140	$121,460	$21,648	$727,402

(1)
Stock Awards represent the grant date fair value related to restricted stock, restricted stock units and performance shares that have been granted as a component of Long-Term Incentive Compensation. The grant date fair value is computed in accordance with the provisions of accounting standards for stock compensation. Assumptions used in the calculation of these amounts are included in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. The amount included for performance shares is based on the level the award is expected to payout. If the award were based on the maximum payout level, the amounts for the Stock Awards column would be increased to the following amounts:

	2010	2009	2008
David R. Emery	$823,477	$944,509	$1,105,450
Anthony S. Cleberg	$392,150	$449,766	$225,000
Linden R. Evans	$496,698	$569,717	$490,714
Thomas M. Ohlmacher	$496,698	$569,717	$616,785
Steven J. Helmers	$339,854	$389,802	$329,375
(2)
Non-Equity Incentive Plan Compensation represents amounts earned under the Short-Term Annual Incentive Plan. The Compensation Committee approved the payout of the 2010 awards at its January 26, 2011, meeting and the awards were paid on March 4, 2011.

(3)
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the net positive increase in actuarial value of the Defined Benefit Pension Plan, Pension Restoration Benefit ("PRB") and Pension Equalization Plans ("PEP") for the respective year.

The Defined Benefit Pension Plan and PRB were frozen as of December 31, 2009 for participants that did not satisfy the age 45 and 10 years of service eligibility. Messrs. Cleberg, Evans and Helmers did not meet the eligibility choice criteria and their Defined Pension and PRB benefits were frozen. In 2008, Mr. Cleberg did not meet the one year service requirement to be in the Defined Benefit Plan. The amounts for 2008 were annualized due to the change in ASC 715 measurement date. The change in present value of the accumulated benefit from September 30, 2007 to December 31, 2008 has been multiplied by 12/15ths to determine a twelve month value (except for Mr. Cleberg who did not accrue benefits for the entire 15 month period).

34 PROXY

The PEP is offered through the Grandfathered Pension Equalization Plan ("Grandfathered PEP"), 2005 Pension Equalization Plan ("2005 PEP") and 2007 Pension Equalization Plan ("2007 PEP"). Messrs. Emery, Ohlmacher and Helmers are participants in the Grandfathered PEP and 2005 PEP. The 2007 PEP was eliminated effective January 1, 2010 and was replaced with employer contributions into a Nonqalified Deferred Compensation Plan ("NQDC"). The NQDC employer contributions are reported in the All Other Compensation column. Messrs. Cleberg and Evans were the only Named Executive Officers participating in the 2007 PEP.

No Named Executive Officer received preferential or above-market earnings on nonqualified deferred compensation. The value attributed from each plan to each Named Executive Officer is shown in the table below.

	Year	Defined Benefit Plan	PRB	PEP	Total Change in Pension Value
David R. Emery	2010	$88,118	$369,162	$308,766	$766,046
	2009	$43,690	$167,024	$151,085	$361,799
	2008	$33,858	$264,299	$251,573	$549,730
Anthony S. Cleberg	2010	$3,713	$2,660	$(52,506)	—
	2009	$36,790	$12,762	$52,506	$102,058
	2008	—	$3,645	—	$3,645
Linden R. Evans	2010	$22,976	$19,195	$(163,783)	—
	2009	$25,375	$24,629	$52,549	$102,553
	2008	$19,368	$48,132	$57,792	$125,292
Thomas M. Ohlmacher	2010	$218,327	$323,252	$193,004	$734,583
	2009	$131,901	$96,327	$83,791	$312,019
	2008	$101,389	$109,258	$82,162	$292,809
Steven J. Helmers	2010	$28,263	$18,239	$131,888	$178,390
	2009	$34,129	$18,295	$61,050	$113,474
	2008	$26,157	$22,526	$72,777	$121,460
(4)
All Other Compensation includes amounts allocated under the 401(k) match, defined contributions, NQDC contributions, dividends received on restricted stock and unvested restricted stock units and perquisites. Mr. Cleberg's 2008 and 2009 perquisites also include temporary living, travel and other relocation expenses, including an $89,050 loss on the sale of his home in 2009.

	Year	401(k) Match	Defined Contri- bution	NQDC Contri- bution	Dividends on Restricted Stock/Units	Perquisites	Total Other Compensation
David R. Emery	2010	$14,700	—	—	$37,378	$8,060	$60,138
Anthony S. Cleberg	2010	$14,700	$7,350	$100,347	$18,484	$8,726	$149,607
Linden R. Evans	2010	$14,700	$7,350	$96,925	$21,824	$7,598	$148,397
Thomas M. Ohlmacher	2010	$14,700	—	—	$20,989	$7,694	$43,383
Steven J. Helmers	2010	$14,700	$7,350	$31,935	$14,859	$5,427	$74,271

PROXY 35

GRANTS OF PLAN BASED AWARDS IN 2010(1)

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)
		Date of Comp- ensation Committee Action								Grant Date Fair Value of Stock Awards(5) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Emery			$126,000	$420,000	$840,000
	1/27/10	1/27/10				5,991	11,982	20,969		$290,564
	2/01/10	1/27/10							12,064	$314,991
Anthony S. Cleberg			$43,875	$146,250	$292,500
	1/27/10	1/27/10				2,853	5,706	9,986		$138,371
	2/01/10	1/27/10							5,745	$150,002
Linden R. Evans			$54,000	$180,000	$360,000
	1/27/10	1/27/10				3,614	7,227	12,647		$175,255
	2/01/10	1/27/10							7,277	$190,002
Thomas M. Ohlmacher			$53,250	$177,500	$355,000
	1/27/10	1/27/10				3,614	7,227	12,647		$175,255
	2/01/10	1/27/10							7,277	$190,002
Steven J. Helmers			$33,600	$112,000	$224,000
	1/27/10	1/27/10				2,473	4,945	8,654		$119,916
	2/01/10	1/27/10							4,979	$130,002

(1)
No stock options were granted to our Named Executive Officers in 2010.

(2)
The columns under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" show the range of payouts for 2010 performance under our Short-Term Incentive Plan as described in the Compensation Discussion and Analysis under the section titled "Short-Term Incentive" on page 24. If the performance criteria are met, payouts can range from 30 percent of target at the threshold level to 200 percent of target at the maximum level. The 2011 bonus payment for 2010 performance has been made based on achieving the criteria described in the Compensation Discussion and Analysis, at 160 percent of target, and is shown in the Summary Compensation Table on page 34 in the column titled "Non-Equity Incentive Plan Compensation."

(3)
The columns under "Estimated Future Payouts Under Equity Incentive Plan Awards" show the range of payouts (in shares of stock) for the January 1, 2010 to December 31, 2012 performance period as described in the Compensation Discussion and Analysis under the section titled "Long-Term Incentive—Performance Shares" on page 27. If the performance criteria are met, payouts can range from 50 percent of target to 175 percent of target. If a participant retires, suffers a disability or dies during the performance period, the participant or the participant's estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of months served. Performance shares are forfeited if employment is terminated for any other reason. During the performance period, dividends and other distributions paid with respect to the shares of common stock shall accrue for the benefit of the participant and are paid out at the end of the performance period.

(4)
The column "All Other Stock Awards" reflects the number of shares of restricted stock granted on February 1, 2010 under our 2005 Omnibus Incentive Plan. The restricted stock vests one-third a year over a three-year period, and automatically vests upon death, disability or a change in control. Unvested restricted stock is forfeited if employment is terminated for any other reason. Dividends are paid on the restricted shares and the dividends that were paid in 2010 are included in the column titled "All Other Compensation" in the Summary Compensation Table on page 34.

(5)
The column "Grant Date Fair Value of Stock Awards" reflects the grant date fair value of each equity award computed in accordance with the provisions of accounting standards for stock compensation. The grant date fair value for the performance shares was $24.25 per share and was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. The grant date fair value for the restricted stock was $26.11 per share for the February 1, 2010 grant which was the market value of our common stock on the date of grant as reported on the New York Stock Exchange.

36 PROXY

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010(1)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. Emery	5,000	$55.36	5/30/11	24,688	$740,640	27,129	$813,840
	4,595	$35.10	4/23/12
	7,500	$27.49	3/31/13
	13,787	$28.09	5/15/13
Anthony S. Cleberg	—	—	—	11,694	$350,820	12,919	$387,555
Linden R. Evans	2,000	$32.34	6/17/12	14,394	$431,820	16,363	$490,883
	3,000	$25.16	12/10/12
	5,000	$29.83	12/31/13
Thomas M. Ohlmacher	2,500	$55.36	5/30/11	14,195	$425,850	16,363	$490,883
Steven J. Helmers	9,000	$55.36	5/30/11	9,811	$294,330	11,196	$335,873
	10,110	$35.10	4/23/12

(1)
There were no unexercisable stock options or unexercised unearned options under equity incentive plans outstanding at December 31, 2010 for our Named Executive Officers.

(2)
Vesting dates for restricted stock, restricted stock units and performance shares are shown in the table below. The performance shares shown with a vesting date of December 31, 2010, reflect no payout for the performance period ended December 31, 2010. On January 26, 2011 the Compensation Committee confirmed that the performance criteria were not met and there would be no payout. The performance shares with a vesting date of December 31, 2011 are shown at the threshold payout level and the performance shares with a vesting date of December 31, 2012 are shown at a maximum payout level, based upon the performance as of December 31, 2010.

	Unvested Restricted Stock and Restricted Stock Units		Unvested and Unearned Performance Shares
Name	# of Shares	Vesting Date	# of Shares	Vesting Date
David R. Emery	3,848	1/02/11	—	12/31/10
	2,390	1/04/11	6,160	12/31/11
	4,021	2/01/11	20,969	12/31/12
	2,538	8/13/11
	3,848	1/02/12
	4,021	2/01/12
	4,022	2/01/13
Anthony S. Cleberg	1,832	1/02/11	2,933	12/31/11
	1,915	2/01/11	9,986	12/31/12
	2,284	8/13/11
	1,833	1/02/12
	1,915	2/01/12
	1,915	2/01/13
Linden R. Evans	2,321	1/02/11	—	12/31/10
	952	1/04/11	3,716	12/31/11
	2,425	2/01/11	12,647	12/31/12
	1,523	8/13/11
	2,321	1/02/12
	2,426	2/01/12
	2,426	2/01/13

PROXY 37

	Unvested Restricted Stock and Restricted Stock Units		Unvested and Unearned Performance Shares
Name	# of Shares	Vesting Date	# of Shares	Vesting Date
Thomas M. Ohlmacher	2,321	1/02/11	—	12/31/10
	1,514	1/04/11	3,716	12/31/11
	2,425	2/01/11	12,647	12/31/12
	762	8/13/11
	2,321	1/02/12
	2,426	2/01/12
	2,426	2/01/13
Steven J. Helmers	1,588	1/02/11	—	12/31/10
	641	1/04/11	2,542	12/31/11
	1,659	2/01/11	8,654	12/31/12
	1,015	8/13/11
	1,588	1/02/12
	1,660	2/01/12
	1,660	2/01/13

OPTION EXERCISES AND STOCK VESTED DURING 2010

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Emery	—	—	11,517	$317,574
Anthony S. Cleberg	—	—	4,116	$120,047
Linden R. Evans	—	—	5,869	$162,973
Thomas M. Ohlmacher	—	—	6,302	$170,857
Steven J. Helmers	—	—	4,014	$111,321

(1)
Reflect restricted stock that vested in 2010.

38 PROXY

PENSION BENEFITS FOR 2010

        Pension benefits for our Named Executive Officers in 2010 were comprised of a qualified defined benefit pension, a nonqualified pension restoration benefit and a supplemental pension benefit. None of our Named Executive Officers received any pension benefit payments during the fiscal year ended December 31, 2010.

        Effective January 1, 2010, the Company adopted a defined contribution plan design as our primary retirement plan and amended our Pension Plan and Nonqualified Pension Plans for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with the Company as of January 1, 2010.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
David R. Emery	Defined Benefit Pension Plan	21.33	$368,527
	Pension Restoration Benefit	21.33	$1,289,467
	Grandfathered Pension Equalization Plan	16.00	$455,498
	2005 Pension Equalization Plan	16.00	$956,489
Anthony S. Cleberg	Defined Benefit Pension Plan	1.42	$40,503
	Pension Restoration Benefit	1.42	$19,067
Linden R. Evans	Defined Benefit Pension Plan	8.58	$130,760
	Pension Restoration Benefit	8.58	$103,989
Thomas M. Ohlmacher	Defined Benefit Pension Plan	36.50	$1,229,147
	Pension Restoration Benefit	36.50	$1,757,893
	Grandfathered Pension Equalization Plan	19.00	$1,303,896
	2005 Pension Equalization Plan	19.00	$134,142
Steven J. Helmers	Defined Benefit Pension Plan	8.92	$187,555
	Pension Restoration Benefit	8.92	$115,749
	Grandfathered Pension Equalization Plan	9.00	$126,126
	2005 Pension Equalization Plan	9.00	$636,281

(1)
The number of years of credited service represents the number of years used in determining the benefit for each plan. The Pension Equalization Plans are not directly tied to service but rather the number of years of participation in the plan.

(2)
The present value of accumulated benefits was calculated assuming benefits commence at age 62 and using the discount rate, mortality rate and assumed payment form assumptions consistent with those disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Defined Benefit Pension Plan

        We have a Pension Plan, a qualified pension plan, in which all of our Named Executive Officers are included. As discussed above, effective January 1, 2010, we amended our Pension Plan to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with the Company as of January 1, 2010. Messrs. Emery and Ohlmacher met the age and years of service requirement and elected to continue with the existing plan.

PROXY 39

        Participants who did not meet the age and years of service requirement as of January 1, 2010, had their pension benefit frozen as of December 31, 2009 and effective January 1, 2010 began to receive an additional age and service points-based employer contribution under the 401(k) retirement savings plan. Messrs. Cleberg, Evans and Helmers had their pension benefits frozen as of December 31, 2009, and began receiving the additional age and service points-based employer contribution effective January 1, 2010.

        The Pension Plan provides benefits at retirement based on length of employment service and average compensation levels during the highest five consecutive years of the last ten years of service. For purposes of the benefit calculation, earnings include wages and other cash compensation received from the Company, including any bonus, commission, unused paid time off or incentive compensation. It also includes any elective before-tax contributions made by the employee to a Company sponsored cafeteria plan or 401(k) plan. However, it does not include any expense reimbursements, taxable fringe benefits, moving expenses or moving/relocation allowances, nonqualified deferred compensation, non-cash incentives, stock options and any payments of long-term incentive compensation such as restricted stock or payments under performance share plans. The Internal Revenue Code places maximum limitations on the amount of compensation that may be recognized when determining benefits of qualified pension plans. In 2010, the maximum amount of compensation that could be recognized when determining compensation was $245,000 (called "covered compensation").

        The benefit formula for the Named Executive Officers is the sum of (a) and (b) below.

(a)	Credited Service after January 31, 2000
	0.9% of average earnings (up to covered compensation), multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000	Plus	1.3% of average earnings in excess of covered compensation, multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000
Plus
(b)	Credited Service before January 31, 2000
	1.2% of average earnings (up to covered compensation), multiplied by credited service before January 31, 2000	Plus	1.6% of average earnings in excess of covered compensation, multiplied by credited service before January 31, 2000

        Pension benefits are not reduced for social security benefits. The Internal Revenue Code places maximum limitations on annual benefit amounts that can be paid under qualified pension plans. In 2010, the maximum benefit payable under qualified pension plans was $195,000. Accrued benefits become 100 percent vested after an employee completes five years of service. None of our Named Executive Officers have been credited with extra years of credited service under the plan.

        Normal retirement is defined as age 65 under the plan, however a participant may begin taking unreduced benefits at age 62 with five years of service. Participants who have completed at least five years of credited service can retire and receive defined benefit pension benefits as early as age 55, however the retirement benefit will be reduced by five percent for each year of retirement before age 62. For example, a participant with at least five years of credited service may retire at age 55 and receive a pension benefit equal to 65 percent of the normal retirement benefit. Mr. Ohlmacher is currently age 59 and is entitled to early retirement benefits under this provision.

        If a participant is vested and leaves the Company before reaching his or her earliest retirement date, he or she may begin receiving the full value of his or her vested benefit at age 65 or can receive a reduced benefit as early as age 55 if he or she has at least five years of credited service when he or she leaves employment of the Company. The benefit will be reduced by five percent for each year he or

40 PROXY

she begins receiving benefits prior to age 65. For example, a participant who leaves the Company before reaching age 55 with at least five years of credited service may begin receiving benefits at age 55 equal to 50 percent of the normal retirement benefit and may begin receiving retirement benefits at age 65 on an unreduced basis.

        If a participant is single, the benefit is paid as a life annuity. If a participant is married, the benefit is paid as a joint and 50 percent survivor annuity unless an optional form of payment is chosen.

        Our employees do not contribute to the plan. The amount of the annual contribution by us to the plan is based on an actuarial determination.

Pension Equalization Plans and Pension Restoration Benefit

        We also have a Grandfathered Pension Equalization Plan, a 2005 Pension Equalization Plan and a Pension Restoration Benefit, nonqualified supplemental plans, in which benefits are not tax deductible until paid. Prior to January 1, 2010, we also had a 2007 Pension Equalization Plan. The plans are designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the Defined Benefit Pension Plan, will approximate retirement benefits being paid by other employers to their employees in similar executive positions. The employee's pension from the qualified pension plan is limited by the Internal Revenue Code. The 2010 limit was set at $195,000 annually and the compensation taken into account in determining contributions and benefits could not exceed $245,000 and could not include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans is not subject to these limits.

        As a result of the change in the Pension Plan effective January 1, 2010, the benefits for certain officers (including Messrs. Cleberg, Evans and Helmers) under the Nonqualified Pension Plans were significantly reduced because the nonqualified benefit calculations were linked to the benefits earned in the Pension Plan. As a result of those amendments, effective January 1, 2010, the Compensation Committee eliminated the 2007 Pension Equalization Plan and amended the Nonqualified Deferred Compensation Plan to provide non-elective nonqualified restoration benefits to those affected officers who were not eligible to continue accruing benefits under the Pension Plan and associated Nonqualified Pension Plans.

        Grandfathered Pension Equalization Plan and 2005 Pension Equalization Plan.    The Grandfathered Pension Equalization Plan provides the pension equalization benefits to each participant who had earned and vested benefits before January 1, 2005, and is not subject to the provisions of Section 409A of the Internal Revenue Code. The 2005 Pension Equalization Plan provides the pension equalization benefits to each participant that were earned and vested on or after January 1, 2005, and is subject to the provisions of Section 409A.

        Participants were designated by our Board of Directors upon recommendation of the CEO. These plans have been frozen to new participants since 2002. A participant under the Grandfathered and 2005 Pension Equalization Plans does not qualify for benefits until the benefits become vested under a defined vesting schedule. A participant is fully vested after eight years of employment under the plan. Messrs. Emery, Ohlmacher and Helmers are fully vested participants in the Grandfathered and 2005 Pension Equalization Plans. Messrs. Cleberg and Evans are not participants in these plans.

        The annual benefit is 25 percent of the employee's average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee's average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee's designated

PROXY 41

beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or older and no longer an employee of the Company may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits according to the following schedule.

Age at Start of Payments	% of Benefit Payable	Age at Start of Payments	% of Benefit Payable
61	93.0%	57	69.7%
60	86.5%	56	64.8%
59	80.5%	55	60.3%
58	74.9%

        2007 Pension Equalization Plan.    As discussed above, the 2007 Pension Equalization Plan was eliminated effective January 1, 2010. The annual benefit was 2 percent of the employee's average earnings multiplied by the participant's years of service as an officer (up to a maximum of 15 years) and the vesting percentage. Messrs. Cleberg and Evans were participants in the 2007 Pension Equalization Plan.

        Pension Restoration Benefit.    In the event that at the time of a participant's retirement, the participant's salary level exceeds the qualified pension plan annual compensation limitation ($245,000 in 2010) or includes nonqualified deferred compensation, then the participant shall receive an additional benefit, called a "Pension Restoration Benefit," which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the Pension Plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the Pension Plan. The Pension Restoration Benefit applies to all of the Named Executive Officers that have a Pension Benefit.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010

        We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. Eligibility to participate in the plan is determined by the Compensation Committee and primarily consists of only corporate officers.

        A summary of the activity in the plan and the aggregate balance as of December 31, 2010 for our Named Executive Officers is shown in the following table. Our Named Executive Officers received no withdrawals or distributions from the plan in 2010.

Name	Executive Contributions in Last Fiscal Year (1)	Company Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Balance at Last Fiscal Year End (4)
David R. Emery	—	—	—	—
Anthony S. Cleberg	—	$100,347	$2,308	$102,655
Linden R. Evans	—	$96,925	$2,229	$99,154
Thomas M. Ohlmacher(5)	$88,443	—	$56,189	$1,293,241
Steven J. Helmers	—	$31,935	$734	$32,669

(1)
Mr. Ohlmacher's contributions of $88,443 are included in the Salary column of the Summary Compensation Table.

(2)
The Company's contributions represent non-elective Supplemental Matching and Retirement Contributions and Supplemental Target Contributions (defined in the paragraph below) and are included in the Other Compensation column of the Summary Compensation Table.

42 PROXY

(3)
Mr. Ohlmacher's earnings include $6,684 for dividend equivalents earned on unvested restricted stock units that is included in the All Other Compensation column of the Summary Compensation Table.

(4)
Messrs. Cleberg's, Evans' and Helmers' aggregate balance at December 31, 2010 includes $100,347, $96,925 and $31,935, respectively, which are included in the Summary Compensation Table as 2010 Other Compensation.

(5)
Mr. Ohlmacher's aggregate balance at December 31, 2010 includes $95,127 and $252,529 which are also included in the Summary Compensation Table as 2010 and 2009 compensation, respectively. The balance does not include any amounts that were reported in the Summary Compensation Table as 2008 compensation.

        Eligible employees may elect to defer up to 50 percent of their base salary up to 100 percent of their Short-Term Incentive Plan award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. In addition, the Nonqualified Deferred Compensation Plan was amended effective January 1, 2010 to provide certain officers whose Pension Plan benefit and Nonqualified Pension Plans' benefits were frozen effective December 31, 2009, with non-elective supplemental matching contributions equal to 6 percent of eligible compensation in excess of the Internal Revenue Code limit plus matching contributions, if any, lost under the 401(k) Retirement Savings Plan due to nondiscrimination test results and provides non-elective supplemental age and service points-based contributions that cannot be made to the 401(k) Retirement Savings Plan due to the Internal Revenue Code limit ("Supplemental Matching and Retirement Contributions"). It also provides supplemental target contributions equal to a percentage of compensation that may differ by executive, based on the executive's current age and length of service with the Company, as determined by the plans' actuary ("Supplemental Target Contributions"). Messrs. Cleberg, Evans and Helmers received Supplemental Target Contributions of 21.5 percent, 20.0 percent and 7.0 percent, respectively.

        The deferrals are deposited into a trust account where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. The investment options are the same as those offered to all employees in the 401(k) Retirement Savings Plan except for a fixed rate option which was set at 4.91 percent in 2010. Investment earnings are credited to the participants' accounts. Upon retirement, we will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement (requires a six month deferral for benefits not vested as of December 31, 2004), or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which our Named Executive Officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control ("CIC") of the Company, as described below, (ii) pro-rata payout of incentive compensation and the acceleration of vesting of equity awards upon retirement, death or disability, and (iii) certain pension and nonqualified deferred compensation arrangements described under Pension Benefits for 2010 and Nonqualified Deferred Compensation for 2010 above, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. In addition, we have entered into a consulting agreement with Mr. Ohlmacher to advise us on certain matters after his retirement from the Company. See page 48 for a description of this consulting agreement. Any agreements to provide other payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee.

PROXY 43

        The amounts shown below assume that such termination was effective as of December 31, 2010, and thus include estimates of the amounts which would be paid out to our Named Executive Officers upon their termination. The table does not include amounts such as base salary, short-term incentives and stock awards which the Named Executive Officers earned due to employment through December 31, 2010 and distributions of vested benefits such as those described under Pension Benefits for 2010, Nonqualified Deferred Compensation for 2010 and vested stock options listed in the Outstanding Equity Awards at Fiscal Year-End 2010 tables. The table also does not include a value for outplacement services because this would be a de minimis amount. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer's separation from the Company.

	Cash Severance Payment	Incremental Retirement Benefit (present value)(2)	Continuation of Medical/ Welfare Benefits (present value)(3)	Acceleration of Equity Awards(4)	Total Termination Benefits
David R. Emery
• Retirement	—	—	—	$329,578	$329,578
• Death or disability	—	—	—	$1,070,218	$1,070,218
• Involuntary termination	—	—	—	—	—
• CIC	—	—	—	$1,099,651	$1,099,651
• Involuntary or good reason termination after CIC(1)	$3,049,800	$320,300	$172,300	$1,099,651	$4,642,051
Anthony S. Cleberg
• Retirement	—	—	—	$156,942	$156,942
• Death or disability	—	—	—	$507,762	$507,762
• Involuntary termination	—	—	—	—	—
• CIC	—	—	—	$521,781	$521,781
• Involuntary or good reason termination after CIC(1)	$942,500	$454,118	$30,000	$521,781	$1,948,399
Linden R. Evans
• Retirement	—	—	—	$198,799	$198,799
• Death or disability	—	—	—	$630,619	$630,619
• Involuntary termination	—	—	—	—	—
• CIC	—	—	—	$648,368	$648,368
• Involuntary or good reason termination after CIC(1)	$1,080,000	$412,354	$109,700	$648,368	$2,250,422
Thomas M. Ohlmacher
• Retirement	—	—	—	$198,799	$198,799
• Death or disability	—	—	—	$624,649	$624,649
• Involuntary termination	—	—	—	—	—
• CIC	—	—	—	$642,398	$642,398
• Involuntary or good reason termination after CIC(1)	$1,065,000	$196,800	$28,100	$642,398	$1,932,298
Steven J. Helmers
• Retirement	—	—	—	$136,016	$136,016
• Death or disability	—	—	—	$430,346	$430,346
• Involuntary termination	—	—	—	—	—
• CIC	—	—	—	$442,494	$442,494
• Involuntary or good reason termination after CIC(1)	$784,000	$181,113	$48,400	$442,494	$1,456,007

(1)
The amounts reflected for involuntary or good reason termination after a change in control include the benefits a Named Executive Officer would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

44 PROXY

(2)
Assumes that in the event of a change in control, Mr. Emery will receive an additional three years of credited and vesting service and the other Named Executive Officers will receive an additional two years of credited and vesting service towards the benefit accrual under their applicable retirement plans. For Messrs. Emery and Ohlmacher this would be the Pension Plan and Nonqualified Pension Plans. For Messrs. Cleberg, Evans and Helmers this would be the Retirement Contributions and Nonqualified Deferred Compensation contributions. The benefits will immediately vest and payments will commence at the earliest eligible date unless the executive has elected a later date for the nonqualified plans. This is age 55 for Messrs. Emery, Evans and Helmers. Because Messrs. Cleberg and Ohlmacher are ages 58 and 59, respectively, they are already retiree eligible. In addition, Mr. Ohlmacher has made an election for his Pension Restoration benefit to begin on July 1, 2011 and his Pension Equalization Plan benefit to begin October 1, 2013.

(3)
Welfare benefits include medical coverage, dental coverage, life insurance, short-term disability coverage and long-term disability coverage. The calculation assumes that the Named Executive Officer does not take employment with another employer following termination, elects continued welfare benefits until age 55 or, if later, the end of the two year benefit continuation period (three years for Mr. Emery) and elects retiree medical benefits thereafter. Retirement is assumed to occur at the earliest eligible date. Mr. Ohlmacher is already eligible for retiree medical, therefore the only incremental value for retiree medical benefits in his results is the additional two years of employer credits to his retiree medical savings account.

(4)
In the event of retirement, death or disability, the acceleration of equity awards represents the acceleration of unvested restricted stock and the assumed payout of the pro-rata share of the performance shares for the January 1, 2009 to December 31, 2011 and January 1, 2010 to December 31, 2012 performance periods. We assumed a 76 percent payout of the performance shares for the January 1, 2009 to December 31, 2011 performance period and a 96 percent payout of target for the January 1, 2010 to December 31, 2012 performance period based on our Monte Carlo valuations at December 31, 2010. In the event of retirement, all unvested restricted stock is forfeited.

In the event of a change in control or an involuntary or good reason termination after a change in control, the acceleration of equity awards represents the acceleration of unvested restricted stock, the payout of the pro-rata share of the performance shares calculated as if the performance period ended on December 31, 2010 for the January 1, 2009 to December 31, 2011 and January 1, 2010 to December 31, 2012 performance periods.

The valuation of the restricted stock was based upon the closing price of our common stock on December 31, 2010 and the valuation of the performance shares was based on the average closing price of our common stock for the last 20 trading days of 2010. Actual amounts to be paid out at the time of separation from the Company may vary significantly based upon the market value of our common stock at that time.

        Payments Made Upon Termination.    Regardless of the manner in which a Named Executive Officer's employment terminates, he may be entitled to receive amounts earned during his term of employment. These include:

  •
  accrued salary and unused vacation pay;

  •
  amounts vested under the Pension Plan and Nonqualified Pension Plans;

  •
  amounts vested under the Nonqualified Deferred Compensation Plan; and

  •
  amounts vested under the 401(k) Retirement Savings Plan.

PROXY 45

        Payments Made Upon Retirement:    In the event of retirement of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

  •
  a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

  •
  a pro-rata share of the Short-Term Incentive Plan upon completion of the incentive period.

        Payments Made Upon Death or Disability.    In the event of death or disability of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

  •
  accelerated vesting of restricted stock and restricted stock units;

  •
  a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

  •
  a pro-rata share of the Short-Term Incentive Plan upon completion of the incentive period.

        Payments Made Upon a Change in Control.    Our Named Executive Officers have change in control agreements that terminate November 15, 2013. The renewal of the change in control agreements is at the discretion of the Compensation Committee and the Board of Directors. The change in control agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason.

        A change in control is defined in the agreements as:

  •
  an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

  •
  members of our incumbent Board of Directors cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

  •
  approval by our shareholders of:

  •
  a merger, consolidation, or reorganization;

  •
  liquidation or dissolution; or

  •
  an agreement for sale or other disposition of 50 percent or more of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

  •
  all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

        In the change in control agreements, a good reason for termination which would trigger payment of benefits is defined to include:

  •
  a material reduction of the executive's authority, duties or responsibilities;

  •
  a reduction in the executive's annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

  •
  any material breach by us of any provisions of the change in control agreement;

46 PROXY

  •
  requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

  •
  our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform the change in control agreement.

        Upon a change in control, the CEO will have an employment contract for a three-year period and the non-CEO executive will have an employment contract for a two-year period, but not beyond age 65 ("employment term"). During this employment term, the executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted short-term incentive, targeted long-term incentive grants and awards; and matching contributions or other benefits payable under the 401(k) Retirement Savings Plan; but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

        If a Named Executive Officer's employment is terminated prior to the end of the employment term by the Company for cause or disability, by reason of the Named Executive Officer's death, or by the Named Executive Officer without good reason, the Named Executive Officer will receive all amounts of compensation earned or accrued through the termination date. If the Named Executive Officer's employment is terminated because of death or disability, the Named Executive Officer or his beneficiaries will also receive a pro rata bonus equal to 100 percent of the target incentive for the portion of the year served.

        If the CEO's employment is terminated during the employment term (other than by reason of death) (i) by the Company other than for cause or disability, or (ii) by the CEO for a good reason, then the CEO is entitled to the following benefits:

  •
  all accrued compensation and a pro rata bonus (the same as the CEO or the CEO's beneficiaries would receive in the event of death or disability discussed above);

  •
  severance pay equal to 2.99 times the CEO's severance compensation defined as the CEO's base salary and short-term incentive target on the date of the change in control; provided that if the CEO has attained the age of 62 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the CEO's 65th birthday to 1,095 days;

  •
  continuation of employee welfare benefits for three years following the termination date unless the CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the CEO or the CEO's eligible dependents;

  •
  following the three-year period, the CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the CEO's election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

  •
  three additional years of service and age will be credited to the CEO's retiree medical savings account and the account balance will become fully vested and he is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the three year continuation period;

  •
  three years of additional credited service under the 2005 Pension Equalization Plan, Pension Restoration Plan and Defined Benefit Pension Plan; and

  •
  outplacement assistance services for up to six months.

PROXY 47

        If the non-CEO executive's employment is terminated during the employment term (other than by death) (i) by the Company other than for cause or disability, or (ii) by the non-CEO for a good reason; then the non-CEO is entitled to the following benefits:

  •
  all accrued compensation and a pro rata bonus (the same as the non-CEO or the non-CEO's beneficiaries would receive in the event of death or disability discussed above);

  •
  severance pay equal to two times the non-CEO's severance compensation defined as the non-CEO's base salary and short-term incentive target on the date of the change in control; provided that if the non-CEO has attained the age of 63 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the non-CEO's 65th birthday to 730 days;

  •
  continuation of employee welfare benefits for two years following the termination date unless the non-CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the non-CEO or the non-CEO's eligible dependents;

  •
  following the two-year period, the non-CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the non-CEO's election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

  •
  two additional years of service and age will be credited to the non-CEO's retiree medical savings account and the account balance will become fully vested and the non-CEO is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the two year continuation period;

  •
  two years of additional credited service under the executives applicable retirement plans; and

  •
  outplacement assistance services for up to six months.

        The change in control agreements do not contain a benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986. The executive must sign a waiver and release agreement in order to receive the severance payment.

CONSULTING AGREEMENT

        On December 1, 2010, we entered into a Consulting Services Agreement (the "Agreement") with Mr. Ohlmacher and T.O.P., LLC ("T.O.P."). Mr. Ohlmacher is the managing member of T.O.P. and previously announced his plans to retire from the Company on March 31, 2011. The Agreement provides that from the date of his retirement until September 30, 2012 we will engage T.O.P. as an independent contractor and consultant, to advise us on strategic, project development and operating matters related to our regulated and non-regulated business activities. In compensation for services, including non-competition, avoidance of conflict and confidentiality, we will pay T.O.P. $143,750 on January 15, 2012 and $143,750 on September 30, 2012.

48 PROXY

Proposal 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

        The Company is providing shareholders with an advisory, non-binding vote on the executive compensation of our Named Executive Officers (commonly referred to as "say on pay"). Accordingly shareholders will vote on approval of the following resolution:

          RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

        This vote is non-binding. The Board of Directors and the Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

        As described at length in the Compensation Discussion and Analysis section of this Proxy Statement, we believe our executive compensation program is reasonable, competitive and strongly focused on pay for performance. The compensation of our Named Executive Officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Our short-term incentive is tied to earnings per share targets that reward our executives when they deliver targeted financial results. Our long-term incentives are tied to market performance with 50 percent delivered in restricted stock and 50 percent delivered in performance shares. Entitlement to the performance shares is based on our total shareholder return over a three-year performance period compared to our peer group. Through stock ownership guidelines, equity incentives and clawback provisions, we align the interests of our executives with those of our shareholders and the long-term interests of the Company. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives who can drive financial and strategic growth objectives that are intended to enhance shareholder value. We believe that the 2010 compensation of our Named Executive Officers was appropriate and aligned with our 2010 results and position for long-term growth.

        Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures to better understand the compensation of our Named Executive Officers.

The Board of Directors recommends a vote FOR the advisory vote on executive compensation.

Proposal 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON OUR EXECUTIVE COMPENSATION

        The Company is required to seek an advisory, non-binding shareholder vote on the frequency of submission to shareholders of the advisory vote on executive compensation once every year, every two years or every three years.

        This vote is non-binding. The Board will review the voting results and expects to take the outcome of the vote into account when selecting the frequency of advisory votes on executive compensation.

        The Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as executive compensation. Accordingly, the Board is recommending that shareholders vote for the option of every year as the frequency with which shareholders will have a "say on pay". The Board believes that an annual advisory vote on executive compensation is consistent with the Company's policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters. The Board understands that thoughtful analysis of executive compensation can be time consuming for shareholders and that it may be difficult to assess the impact of any changes to our compensation practices within a one-year period. Accordingly, the Board

PROXY 49

understands that shareholders may have different views on the appropriate frequency for the "say on pay" vote and looks forward to receiving input on this matter.

        Although the Board is recommending shareholders vote for the option of every year, for purposes of this proposal, shareholders are entitled to vote for any of the frequency alternatives and you are not voting on the Board's recommendation. The Company will report its determination about the frequency of the advisory vote on executive compensation in a Form 8-K or amendment to a Form 8-K filed within 150 days following the meeting.

The Board of Directors recommends a vote for the option of ONE YEAR as the frequency with which shareholders will have an advisory, non-binding vote on executive compensation.

TRANSACTION OF OTHER BUSINESS

        Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

        Shareholder proposals intended to be presented at our 2012 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, on or prior to December 15, 2011. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

        Additionally, a shareholder may submit a proposal for consideration at our 2012 annual meeting of shareholders, but not for inclusion of the proposal in our proxy materials, if the shareholder gives timely written notice of such proposal in accordance with Article I, Section 9 of our Bylaws. In general, Article I, Section 9 provides that, to be timely, a shareholder's notice must be delivered to our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

        Our 2011 annual meeting is scheduled for May 25, 2011. Ninety days prior to the first anniversary of this date will be February 25, 2012, and 120 days prior to the first anniversary of this date will be January 26, 2012. For business to be properly requested by the shareholder to be brought before the 2012 annual meeting of shareholders, the shareholder must comply with all of the requirements of Article I, Section 9 of our Bylaws, not just the timeliness requirements set forth above.

SHARED ADDRESS SHAREHOLDERS

        In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

50 PROXY

    Shareholder Relations
    Black Hills Corporation
    P.O. Box 1400
    Rapid City, SD 57709
    (605) 721-1700

        Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the meeting.

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2010, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2011

        Shareholders may view this proxy statement, our form of proxy and our 2010 Annual Report to Shareholders over the Internet by accessing our website at www.blackhillscorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

ROXANN R. BASHAM Vice President—Governance and Corporate Secretary
Dated: April 13, 2011

PROXY 51

BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 25, 2011

9:30 a.m., Local Time

The Dahl Arts Center

713 Seventh Street

Rapid City, SD  57701

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2010 Annual Report to Shareholders are available at www.blackhillscorp.com.

Black Hills Corporation
P.O. Box 1400, Rapid City, SD 57709	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2011.

The undersigned hereby appoints David R. Emery, Steven J. Helmers and Anthony S. Cleberg, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, May 25, 2011, at The Dahl Arts Center, 713 Seventh Street, Rapid City, SD  57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important!  Ensure that your shares are represented at the meeting.  Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided.  If no directions are given, the proxies will vote in accordance with the Board of Directors recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

VOTE BY INTERNET, TELEPHONE OR MAIL

24 HOURS A DAY, 7 DAYS A WEEK

Your phone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET— www.eproxy.com/bkh

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 24, 2011.

VOTE BY PHONE— 1-800-560-1965

Use any touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 24, 2011.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and FOR the option of One Year on Item 4.

1.	Election of Directors:	01	David R. Emery	Vote FOR ☐	Vote WITHHELD ☐
		02	Rebecca B. Roberts	all nominees	from all nominees
		03	Warren L. Robinson	(except as marked)
		04	John B. Vering

(Instructions: To cumulate votes for any indicated nominee, write the number of the nominee and the number of shares for such nominee in the box provided to the right.)

For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation’s independent registered public accounting firm for 2011.	☐	☐	☐

For	Against	Abstain
3.	Approve the advisory resolution on executive compensation.	☐	☐	☐

1 Year	2 Years	3 Years	Abstain
4.	Approve holding the advisory vote on executive compensation every one, two or three years, as indicated.	☐	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND FOR ONE YEAR ON ITEM 4.

Address change? Mark Box
Indicate changes below:	☐	Date

Signature(s) Box

Please sign exactly as your name(s) appear on Proxy.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the proxy.